Exhibit (a)(1)(A)

BEA SYSTEMS, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933, as amended. It relates to each of the BEA Systems, Inc. 1997 Stock Incentive Plan and the BEA Systems, Inc. 2000 Non-Qualified Stock Incentive Plan.

November 15, 2007

BEA SYSTEMS, INC.

Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at

9:00 p.m., Pacific Time, on December 14, 2007 unless we extend them.

By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible employees holding eligible options to purchase shares of our common stock the right to (i) amend eligible options, and (ii) with respect to eligible options that have an exercise price less than $21.00, to receive cash payments (we refer to this as the “offer”). Each eligible employee who has eligible options outstanding will be sent on the commencement of the offer an e-mail announcing the offer with a link to the offer website, which will set forth each of his or her eligible options, the new exercise price that would apply to each eligible option (if the offer is accepted), a description of any cash payments with respect to the eligible options that have an exercise price less than $21.00, and other relevant information.

If you are an eligible employee as described below, we have determined that certain of your stock options have been granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). Furthermore, California has adopted, and possibly other states have adopted or are in the process of adopting, laws similar to Section 409A. Consequently, you may also be subject to adverse tax consequences under state law provisions. For U.S. taxpayers, these consequences include income inclusion in the calendar year of vesting, an additional 20% income tax for both federal and possibly state tax purposes (an additional 20% California income tax for California taxpayers) and interest charges. However, if you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A.

You are an “eligible employee” only if you:

•

are an employee of BEA Systems, Inc. or our subsidiaries (collectively referred to as “BEA Systems,” the “Company,” “we,” “our” or “us,” provided that references to the issuer of the eligible options refer to BEA Systems, Inc. only and not to any of its subsidiaries) on the last date on which this offer remains open for acceptance;

•	are subject to taxation in the United States;

•	are not and have never been an officer or director of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	are a holder of an eligible option.

An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:

•	the option was granted under either the BEA Systems, Inc. 1997 Stock Incentive Plan or the BEA Systems, Inc. 2000 Non-Qualified Stock Incentive Plan (together, the “BEA Systems Stock Plans”);

•

it has been determined that the option has an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s grant date for financial reporting purposes, as determined by BEA Systems (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

If you are an eligible optionee, you will receive on the commencement of the offer an e-mail announcing the offer with a link to the offer website. If you wish to participate in this offer, you must log onto the offer website and click on the MAKE AN ELECTION button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold:

•	the grant date indicated for that option on the applicable option agreement;

•	the current exercise price per share in effect for that option;

•	the number of shares of the Company’s common stock purchasable under that option;

•

the actual grant date of that option (as determined by the Audit Committee of the Board of Directors of the Company in connection with its independent review of the Company’s historical stock option grant practices);

•	the fair market value per share of the Company’s common stock on the actual grant date;

•	a description of any cash payments with respect to the eligible options that have an exercise price less than $21.00; and

•	other relevant information.

You will need to check the appropriate box next to your eligible options to indicate whether you elect to amend them in accordance with the terms of the offer. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records. You will then have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Stock Administration at (408) 570-8970 before 9:00 p.m., Pacific Time, on December 14, 2007. To obtain a paper election form, please contact Stock Administration via fax at (408) 570-8970 or by e-mail at stock-admin@bea.com, or you may download and print the form at https://bea409a.equitybenefits.com/

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how BEA Systems has addressed the situation and the choices you have, and (iii) answer other questions you may have, you may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or either call (408) 817-4355 or e-mail BEA409A@bea.com should you have any questions about the offer.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on December 14, 2007. If we extend the offer beyond that deadline, you must complete the process before the extended expiration date of the offer.

We will not accept delivery of any election form after expiration of the offer. If we do not receive a properly completed and duly executed election form from you before the expiration of the offer, we will not accept your eligible options for amendment. Those options will not be amended or replaced pursuant to this offer, and no cash payment will be made with respect to those options.

If you accept this offer, you will receive the following consideration:

1. Each eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of BEA Systems on the measurement date of such eligible option for financial reporting purposes (the “new exercise price”). If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. The offer website will list the original exercise price of each of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options; and

2. With respect to each eligible option that has an exercise price less than $21.00, you will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of each amended option and the original exercise price per share, multiplied by the number of unexercised shares of BEA Systems common stock covered by such amended option. You will receive this cash payment on or promptly following January 2, 2008 as a result of applicable legal requirements, which are described in further detail in Question and Answer 11. The offer website will list the number of unexercised shares subject to each of your options and the cash payment you will be entitled to receive should you accept this offer with respect to each of your eligible options that have an exercise price less than $21.00. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

Receipt of Amended Options and Cash Payments

If you elect to participate in the offer, each eligible option will be amended on the date that this offer expires (but following the expiration of the offer) (currently expected to be December 14, 2007 at 9:00 p.m., Pacific Time). Each amended option will be subject to the terms and conditions of the BEA Systems Stock Plan under which the original option was granted and as amended in accordance with this offer. Any amended option you receive will continue to be subject to the same vesting schedule as the original option.

Cash payments will be paid on or promptly following January 2, 2008. All such payments will be subject to any applicable tax withholding. Cash payments will not be subject to any further vesting conditions, so you will receive any cash payments to which you are entitled within the time frames described above, regardless of whether the eligible option is vested and regardless of whether you are an employee of BEA Systems at the time of payment.

Please note that you will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

Other Matters

The offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend. You are not required to accept this offer. However, if you do not accept this offer, you may be subject to adverse tax consequences.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “BEAS”. On November 12, 2007, the closing price of our common stock was $16.58 per share as reported on The Nasdaq Global Select Market. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 20 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT—ACTION ITEMS TO PARTICIPATE

If you choose to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on the offer website, including any options which are legally, but not beneficially, owned by you. In other words, you must accept the offer with respect to all the shares subject to each particular eligible option. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. Please note that because you are the legal owner of an eligible option, BEA Systems will respect an election properly made by you and accepted by BEA Systems and will not be responsible to you or any beneficial owner of the eligible option for any errors made by you with respect to such an election.

If you wish to participate in this offer, you must log on to the offer website at https://bea409a.equitybenefits.com/ and click on the MAKE AN ELECTION button to proceed with your election. You will be redirected to the first page of the election form. You will need to check the appropriate boxes next to your eligible options to indicate whether you elect to amend your eligible options in accordance with the terms of the offer. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records. You will then have completed the election process for amending your eligible options.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Stock Administration at (408) 570-8970 before 9:00 p.m., Pacific Time, on December 14, 2007. To obtain a paper election form, please contact Stock Administration via fax at (408) 570-8970 or by e-mail at stock-admin@bea.com, or you may download and print the form at https://bea409a.equitybenefits.com/.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on December 14, 2007. If we extend the offer beyond that deadline, you must complete the process before the extended expiration date of the offer.

We will not accept delivery of any election form after expiration of the offer. If we do not receive a properly completed and duly executed election form from you before the expiration of the offer, we will not accept your eligible options for amendment. Those options will not be amended or replaced pursuant to this offer, and no cash payment will be made with respect to those options.

Only responses that are complete, signed (electronically or otherwise), and actually received by BEA Systems by the deadline will be accepted. Responses may be submitted only via the offer website or fax. Responses submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. BEA Systems intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that BEA Systems received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Stock Administration at stock-admin@bea.com.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

BEA Systems has engaged an independent firm to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. This firm will not provide tax advice specific to an individual’s circumstances or make any recommendation. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. If you have general questions about the offer or tax information about this offer, we recommend that you review the employee presentation materials which are available at https://bea409a.equitybenefits.com/. You may also log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or call (408) 817-4355 should you have any questions about the offer.

Offer to Amend the Exercise Price of Certain Options, dated November 15, 2007.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We recommend that you consult your financial, legal and/or tax advisors regarding any tax consequences, including any state/provincial tax consequences. Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should accept this offer. The decision to participate in the offer must be your own, after taking into account your personal circumstances and preferences.

We are not making an offer of the amended options or cash consideration in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		8
RISKS OF PARTICIPATING IN THE OFFER		20
THE OFFER		35
1.	Eligibility	35
2.	Number of options and amount of consideration; expiration date	35
3.	Purpose of the offer	36
4.	Procedures for electing to participate in this offer	38
5.	Withdrawal rights and change of election	39
6.	Acceptance of options for amendment, issuance of cash payments, and amended options	40
7.	Conditions of the offer	41
8.	Price range of shares underlying the options	43
9.	Source and amount of consideration; terms of amended options	43
10.	Information concerning the Company	48
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	48
12.	Status of options amended by us in the offer; accounting consequences of the offer	50
13.	Legal matters; regulatory approvals	50
14.	Material United States federal income tax consequences	50
15.	Extension of offer; termination; amendment	53
16.	Fees and expenses	53
17.	Additional information	54
18.	Financial statements	54
19.	Miscellaneous	55

SCHEDULE A Information Concerning the Executive Officers and Directors of BEA Systems, Inc.		A1
SCHEDULE B Guide to Tax Issues in Australia		B1
SCHEDULE C Guide to Tax Issues in Canada		C1
SCHEDULE D Guide to Tax Issues in China		D1
SCHEDULE E Guide to Tax Issues in Singapore		E1
SCHEDULE F Summary Financial Information of BEA Systems, Inc. and it subsidiaries		F1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying e-mail from Mark P. Dentinger dated November 15, 2007, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

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Q1.	Why is BEA Systems making this offer?	10
Q2.	What is the offer?	10
Q3.	Who is eligible to participate in this offer?	10
Q4.	Which options are eligible for amendment in this offer?	10
Q5.	How do I participate in this offer?	10
Q6.	If I participate in the offer, am I required to accept the offer with respect to all of my eligible options?	11
Q7.	If I participate in the offer, what will happen to my current eligible options?	11
Q8.	What will I receive in return for accepting the offer with respect to all of my eligible options?	12
Q9.	When will my options be amended, and when will I receive my cash payments?	12
Q10.	How did the Company decide that eligible options with exercise prices less than $21.00 would be eligible to receive cash payments and other eligible options with higher exercise prices would not?	13
Q11.	If I am subject to taxation in the United States, why won’t I receive my cash payment immediately following the expiration of the offer?	13
Q12.	Am I eligible to participate in the offer if I reside outside the United States?	13
Q13.	Will I be taxed on the cash payment?	13
Q14.	Am I required to participate in this offer?	13
Q15.	Once my options are accepted for amendment, is there anything I must do to amend my options or receive my cash payments?	13
Q16.	When will my amended options vest?	14
Q17.	Will the terms and conditions of my amended options be the same as my original options?	14
Q18.	If I participate in the offer, what will be the material differences in my rights as an optionholder?	14
Q19.	What happens to my options if I elect to participate in the offer with respect to my eligible options but then exercise those options before the expiration of the offer?	14
Q20.	What happens to my options if I do not submit my election form by the deadline, choose not to participate or my options are not accepted?	14
Q21.	Are there any positive or negative tax consequences to my participation in the offer?	15
Q22.	If I am an employee subject to taxation in the United States but residing outside of the United States, are there any positive or negative tax consequences to my participation in the offer?	16
Q23.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?	16
Q24.	What happens to my option and cash payment if I elect to participate in the offer but then my employment with the Company terminates after the expiration of the offer?	16
Q25.	How will BEA Systems confirm to me that my election form or withdrawal form has been received?	16
Q26.	Can I accept this offer with respect to shares of BEA Systems common stock that I previously acquired upon exercise of options?	16
Q27.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	16
Q28.	Is this a repricing of options?	17
Q29.	How does BEA Systems determine whether I have properly accepted this offer?	17
Q30.	When will my amended options expire?	17
Q31.	Will I receive any paperwork indicating my options have been amended?	17
Q32.	Are there any conditions to this offer?	17
Q33.	If you extend the offer, how will you notify me?	17
Q34.	How will you notify me if the offer is changed?	17
Q35.	Can I change my mind and withdraw from this offer?	17
Q36.	How do I withdraw my election?	17
Q37.	What if I withdraw my election and then decide again that I want to participate in this offer?	18
Q38.	How should I decide whether or not to accept this offer with respect to my eligible options?	18
Q39.	What does the Company recommend with respect to this offer?	19
Q40.	Will my amended options remain nonstatutory stock options for United States tax purposes?	19

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Q41.	How are stock options that I already exercised affected by this offer?	19
Q42.	Does Section 409A or this offer affect Employee Stock Purchase Plan (ESPP) shares or restricted stock units?	19
Q43.	Who can I contact if I need to confirm that BEA Systems received my election and/or any withdrawal form, I have questions about the offer, or if I need additional copies of the offer documents?	19

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•	“amended options” refers to eligible options that are amended pursuant to this offer.

•

“amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price. We expect that the amendment date will be December 14, 2007, which is the same date as the expiration date of the offer. If the expiration date is extended, then the amendment date will be similarly changed to the new expiration date.

•	“BEA Systems Stock Plans” refers to the following stock plans: the BEA Systems, Inc. 1997 Stock Incentive Plan and the BEA Systems, Inc. 2000 Non-Qualified Stock Incentive Plan.

•

“eligible employee” refers to all individuals who (1) are subject to United States taxation, (2) are employees of BEA Systems as of the last date on which this offer remains open for acceptance, (3) hold an eligible option, and (4) are not and have never been officers or directors of the Company for purposes of Section 16 of the Exchange Act.

•

“eligible options” refers to all options with respect to which you may accept this offer in exchange for amended options and cash payments with respect to each eligible option that has an exercise price less than $21.00, as described in Question and Answer 4 and Section 1 of this Offer to Amend.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“executive officers” refers to those officers of BEA Systems listed on Schedule A of this Offer to Amend, including those who are officers for purposes of Section 16 of the Exchange Act.

•

“expiration date” refers to the date that this offer expires. The expiration date will be December 14, 2007 at 9:00 p.m., Pacific Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase BEA Systems common stock. An amended option’s new exercise price will be equal to the fair market value of a share of BEA Systems common stock on the measurement date of such eligible option for financial reporting purposes. The offer website will list the new exercise price for each of your eligible options should you accept this offer with respect to such options.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence November 15, 2007, and end at 9:00 p.m., Pacific Time, on December 14, 2007, unless the offer is extended.

•	“option” refers to an option to purchase one or more shares of our common stock.

•

“original exercise price” refers to the original exercise price of an eligible option as described in Question and Answer 7. The offer website will list the original exercise price of each of your eligible options.

•	“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, the final and proposed tax regulations, and other guidance issued thereunder.

Q1.    Why is BEA Systems making this offer?

A1.    BEA Systems has determined that certain options granted under the BEA Systems Stock Plans have been issued with an exercise price that is less than the fair market value of the underlying BEA Systems common stock on the date of grant for financial reporting purposes, as determined by BEA Systems. Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004, should subject eligible employees holding such options to unfavorable tax consequences. If the eligible options are amended, the unfavorable tax consequences as described in Section 14 and Schedules B, C, D and E of this Offer to Amend that may apply should be eliminated. (See Sections 3 and 14 and Schedules B, C, D and E.)

Q2.    What is the offer?

A2.    This offer is a voluntary opportunity for eligible employees to (i) elect to have eligible options amended, and (ii) with respect to each eligible option that has an exercise price less than $21.00, to receive a cash payment. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend. We believe this amendment will eliminate certain potential unfavorable tax consequences to eligible employees. (See Sections 3 and 14 and Schedules B, C, D and E.)

Q3.    Who is eligible to participate in this offer?

A3.    You may participate in this offer if you (1) are an employee of BEA Systems on the last date on which this offer remains open for acceptance, (2) are subject to taxation in the United States, (3) hold an eligible option, as described in Question and Answer 4, and (4) are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act. (See Sections 1 and 2.)

None of our executive officers or directors, as listed in Schedule A of this offer to Amend, will be eligible to participate in this offer.

Q4.    Which options are eligible for amendment in this offer?

A4.    An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•	the option was granted under either of the BEA Systems Stock Plans;

•

the option had an original exercise price per share that is less than the fair market value per share of the common stock underlying the option on the option’s grant date for financial reporting purposes, as determined by BEA Systems (that is, it was granted at a “discount” to the then current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

Q5.    How do I participate in this offer?

A5.    If you choose to participate in this offer, you must, before 9:00 p.m., Pacific Time, on December 14, 2007 (the expiration date), log on to the offer website at https://bea409a.equitybenefits.com/ and click on the MAKE AN ELECTION button to proceed with your election. You will be redirected to the first page of the election form. You will need to check the appropriate boxes next to your eligible options to indicate whether you elect to amend your eligible options in accordance with the terms of the offer. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records. You will then have completed the election process for amending your eligible options.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the

Company via facsimile to Stock Administration at (408) 570-8970 before 9:00 p.m., Pacific Time, on December 14, 2007. To obtain a paper election form, please contact Stock Administration via fax at (408) 570-8970 or by e-mail at stock-admin@bea.com, or you may download and print the form at https://bea409a.equitybenefits.com/.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on December 14, 2007. If we extend the offer beyond that deadline, you must complete the process before the extended expiration date of the offer.

We will not accept delivery of any election form after expiration of the offer. If we do not receive a properly completed and duly executed election form from you before the expiration of the offer, we will not accept your eligible options for amendment. Those options will not be amended or replaced pursuant to this offer, and no cash payment will be made with respect to those options.

If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on the offer website, including any options which are legally, but not beneficially, owned by you. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. To help you determine your outstanding eligible options and to give you the tools to make an informed decision, we will send you on the commencement of the offer an e-mail announcing the offer with a link to the offer website, which will list each of your eligible options, the new exercise price that will apply if the eligible options are amended and the cash payment, if applicable, that you will be entitled to receive with respect to each eligible option that has an exercise price less than $21.00 should you accept this offer for all of your eligible options. If you hold an option that is not listed on the offer website, the option is not an eligible option. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election to accept this offer that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made promptly after the expiration of this offer. (See Section 4.)

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on December 14, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date and time. The only exception is that if we have not accepted your options by 9:00 p.m. Pacific Time on January 14, 2008 (the 40th business day after the November 15, 2007 commencement date of the offer), you may withdraw your election at any time thereafter and before we accept your election.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

Q6.    If I participate in the offer, am I required to accept the offer with respect to all of my eligible options?

A6.    Yes. If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options, including any options which are legally, but not beneficially, owned by you. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. Please note that because you are the legal owner of an eligible option, BEA Systems will respect an election properly made by you and accepted by BEA Systems and will not be responsible to you or any beneficial owner of the eligible option for any errors made by you with respect to such an election.

Election Example

If you hold (1) an eligible option to purchase 1,000 shares of BEA Systems common stock, which you have exercised with respect to 700 shares, none of which were vested as of December 31, 2004, and (2) an eligible option to purchase 500 shares, of which 100 shares were vested as of December 31, 2004, you have the following alternatives with respect to this offer:

•	Accept the offer with respect to all 300 shares of your first option and all 400 shares of your second option; or

•	Do not accept the offer with respect to any of your eligible options.

Q7.    If I participate in the offer, what will happen to my current eligible options?

A7.    If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date (but following the expiration of the offer). The expiration date will be December 14, 2007, unless the offer period is extended. In addition, as of that same date, you will become entitled to receive the cash payment described below, less any applicable tax withholding, with respect to each eligible option that has an exercise price less than $21.00. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

The amended option will continue to be subject to the terms and conditions of the BEA Systems Stock Plan under which the option was granted, as amended in accordance with this offer. (See Section 6.)

Q8.    What will I receive in return for accepting the offer with respect to all of my eligible options?

A8.     If you participate in this offer, you will receive the following consideration:

1. Your eligible option will be amended to increase the exercise price per share to the new exercise price. The new exercise price will be the fair market value of a share of the common stock of BEA Systems on the measurement date of the eligible option for financial reporting purposes (the “new exercise price”).

If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to Section 409A and that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

The offer website will list the original exercise price of each of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options.

2. In addition, you will receive a cash payment, less applicable tax withholding, with respect to each eligible option that has an exercise price less than $21.00. The cash payment will be equal to the difference between the new exercise price per share of each amended option and the original exercise price per share, multiplied by the number of unexercised shares covered by such amended option, less applicable tax withholding. Cash payments will be paid on or promptly following January 2, 2008, as a result of applicable legal requirements, which are described in further detail in Question and Answer 11. The offer website will list the number of unexercised shares subject to your option and any cash payment you will be entitled to receive with respect to each eligible option that has an exercise price less than $21.00 should you accept this offer with respect to each of your eligible options. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example

The following example is for illustration purposes only.

Assume that you were issued an option to purchase 3,101 shares of BEA Systems common stock with an original exercise price per share equal to $11.70 per share on November 2, 2001. Of the number of shares subject to your option, assume that 2,126 shares vested on or before December 31, 2004 and 975 shares subject to the option vested after December 31, 2004 and remain unexercised. On the option’s grant date, assume that the fair market value of BEA Systems common stock was $16.42 per share. The option will be an eligible option with respect to 975 shares (the 2,126 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible) and, if you accept this offer with respect to the option, pursuant to the terms of the offer you will receive the following:

1. The outstanding option to purchase 975 shares will be amended to increase the exercise price to $16.42 per share.

2. A cash payment of $4,602 ($16.42 minus $11.70 multiplied by 975 shares) (the portion of the option eligible as of the expiration date of the offer), less any applicable tax withholding, will be payable on or promptly following January 2, 2008.

Q9.    When will my options be amended, and when will I receive my cash payments?

A9.    If you elect to participate in the offer, your eligible options will be amended on the amendment date (following the expiration of the offer). The amendment date will be the same date on which this offer expires. We expect the amendment date will be December 14, 2007. If the expiration date of the offer is delayed, the amendment date will be similarly delayed. (See Section 6.)

Any cash payment owed to you will be paid to you, less any applicable tax withholding, on or promptly following January 2, 2008. This payment will not be subject to any vesting conditions, including continued employment, or otherwise be subject to forfeiture. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00. (See Section 6.)

Q10.    How did the Company decide that eligible options with exercise prices less than $21.00 would be eligible to receive cash payments and other eligible options with higher exercise prices would not?

A10.    The Company researched the history of its stock option grants to employees. The Company determined that all stock options granted in the last five years had exercise prices below $21.00 and that for compensatory reasons those optionholders should be entitled to a cash payment.

Q11.    If I am subject to taxation in the United States, why won’t I receive my cash payment immediately following the expiration of the offer?

A11.    The tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences in the United States by amending your options also impose certain requirements regarding the timing of the cash payments (as described in Question and Answer 9 above). Federal law does not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments is on or promptly following January 2, 2008. (See Section 6.)

Q12.    Am I eligible to participate in the offer if I reside outside the United States?

A12.    Yes. If you are a current employee of BEA Systems holding an eligible option and subject to taxation in the United States with respect to that option, you are eligible to participate in the offer even if you are not currently residing in the United States.

Q13.    Will I be taxed on the cash payment?

A13.    Yes. If you receive a cash payment pursuant to this offer, the cash payment will be compensation income to you in the year in which it is paid. Consequently, any cash payment will be compensation income to you in 2008 and should be compensation under our 401(k) and employee stock purchase plans. We will withhold from any cash payment the amounts required to satisfy applicable federal, state or foreign employment and income taxes. (See Section 14 and Schedules B, C, D and E.)

Please note that you will only be entitled to receive a cash payment for eligible options which have an exercise price less than $21.00 that you elect to have amended. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

Q14.    Am I required to participate in this offer?

A14.    No. Participation in this offer is completely voluntary. (See Section 4.) However, if you wish to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on the offer website. (See Section 2.)

If you do not participate in this offer, you should be subject to certain adverse tax consequences. Please also see Question and Answers 20 and 21 for a description of the potential tax consequences to you if you decide not to participate in the offer and do not amend your options. (See Section 14.)

Q15.    Once my options are accepted for amendment, is there anything I must do to amend my options or receive my cash payments?

A15.    No. Once the offer has expired and your elections have been accepted, your eligible options will be amended. There is nothing further that you must do to amend your options. Your options will be amended on the same day that the offer expires (but following the expiration of the offer). (See Section 2.)

You also do not need to do anything in order to receive your cash payments for your eligible options that have an exercise price less than $21.00 that you elected to have amended. The cash payment for these options will be made on or promptly following January 2, 2008, less any applicable tax withholding. This payment will not be subject to any vesting conditions, including continued employment, or otherwise be subject to forfeiture. Please note that you will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

Q16.    When will my amended options vest?

A16.    If your options are amended, they will continue to vest according to the original vesting schedule. Future vesting is subject to your continued employment with BEA Systems through each relevant vesting date. (See Section 9.)

Q17.    Will the terms and conditions of my amended options be the same as my original options?

A17.    Yes. Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options. (See Sections 2, 9 and 14.)

Q18.    If I participate in the offer, what will be the material differences in my rights as an optionholder?

A18.    If you elect to participate in the offer, your eligible options will be amended as described in this Offer to Amend and your rights as an optionholder will be affected accordingly.

If you amend your eligible options, the exercise price per share of your amended options will be increased from the original exercise price per share to the fair market value per share of our common stock on the option’s grant date for financial reporting purposes. As a result, the value of your eligible options (measured in terms of the difference between the new exercise price and fair market value of our common stock at the time of exercise) may be reduced.

In addition, if you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A and similar state laws. (See Sections 2, 9 and 14.)

Q19.    What happens to my options if I elect to participate in the offer with respect to my eligible options but then exercise those options before the expiration of the offer?

A19.    If you elect to participate in the offer but exercise your eligible options prior to December 14, 2007 at 9:00 p.m., Pacific Time (i.e., the expiration of the offer), those options which you exercise will no longer be eligible to be amended in this offer and you may not avoid the adverse tax consequences described in Section 14 of this Offer to Amend. In addition, you will not receive any cash payment with respect to such options. If you exercise your eligible options prior to such date, such options will terminate upon exercise in accordance with their terms. (See Question and Answer 20.) With respect to those eligible options you exercise prior to expiration of the offer, you should be required to recognize ordinary income and may also be subject to an additional 20% federal income tax, plus interest charges for those subject to tax in the United States. Furthermore, certain states have adopted laws similar to Section 409A. Consequently, you may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and imposes an additional 20% income tax with regard to discounted stock options (in addition to the federal 20% additional income tax and any regular federal and state income taxes). In addition, if you are subject to taxation in the United States and are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. We recommend that you consult your financial, legal and/or tax advisors regarding any tax consequences, including any state/provincial tax consequences. (See Section 14 and Schedules B, C, D and E.)

Q20.    What happens to my options if I do not submit my election form by the deadline, choose not to participate or my options are not accepted?

A20.    If we do not receive your properly completed and submitted election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer (e.g., if you attempt to accept the offer with respect to an option that is not an eligible option), your existing options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with termination of your employment, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule. As described in Question and Answer 19, you should be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% federal income tax, plus interest charges, under Section 409A. In addition, certain states have adopted laws similar to Section 409A. Consequently, you may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and imposes an additional 20% income tax with regard to discounted stock options (in addition to the federal 20% additional income tax, interest charges and any regular federal and state income taxes). In addition, if you are subject to taxation in the United States and also subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. We recommend that you consult your financial, legal and/or tax advisors regarding any tax consequences, including any state/provincial tax consequences. (See Section 14 and Schedules B, C, D and E.)

Q21.    Are there any positive or negative tax consequences to my participation in the offer?

A21.    Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A and tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and the incurrence of an additional 20% federal income tax, plus interest charges. An option with a fixed exercise date would specify at the time of grant that the option could be exercised, for example, only in the year following the year in which the option vested.

None of the eligible options has a fixed exercise date, and therefore Section 409A would likely subject eligible employees to income recognition before the options are exercised and should subject the eligible employees to the additional 20% federal income tax, plus interest charges. The tax regulations issued by the Treasury Department and the Internal Revenue Service (“IRS”) do not provide comprehensive guidance with respect to the tax consequences associated with such options. However, based on previously issued guidance, we believe that, in the tax year in which an option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and should be subject to the 20% federal additional income tax on the spread, plus interest charges, under Section 409A. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees should be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and imposes an additional 20% income tax with regard to discounted stock options (in addition to the federal 20% additional income tax, interest charges and any regular federal and state income taxes).

BEA Systems cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the tax laws may change. However, BEA Systems will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we recommend that you consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Example: Assume that you are subject to taxation in California and hold options to purchase 1,000 shares of BEA Systems common stock with an original exercise price per share of $11.70, none of which were vested as of December 31, 2004, and which were granted at a time when the per share fair market value of BEA Systems common stock was $16.42. On December 31, 2008 a total of 250 of the shares subject to the option vest and on such date the per share fair market value of BEA Systems common stock is $20.00. Under the tax regulations and other published guidance, in the year in which the option vests, you may have taxable income equal to $2,075 (the difference between the $20.00 fair market value and the $11.70 exercise price multiplied by the 250 shares that vest) and owe an additional $830 due to the federal 20% additional income tax imposed under Section 409A and the 20% additional income tax imposed under California law (20% of $415 multiplied by 2). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Please also see Question and Answer 20 for a description of the potential consequences to you if you decide not to participate in the offer and do not amend your options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer. On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income in 2008 to the extent you receive any cash payments with respect to any eligible options that have an exercise price less than $21.00 and are amended. (See Section 14.) In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14.)

Uncertainty

Unfortunately, the Treasury Department and the IRS have not provided comprehensive guidance with respect to the tax consequences of discount options. There is a possibility that future guidance issued may provide some relief with respect to certain eligible options or your personal tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance.

In addition, if you are subject to taxation in the United States and also subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional income taxes. We recommend that you consult your financial, legal and/or tax advisors regarding any tax consequences, including any state/provincial tax consequences. You may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or call (408) 817-4355 should you have any questions about the offer.

BEA Systems has prepared communications regarding the offer, and a third party will provide general tax information regarding the offer. Neither BEA Systems nor the third party will provide tax advice specific to an individual’s circumstances or make any recommendation.

Q22.    If I am an employee subject to taxation in the United States but residing outside of the United States, are there any positive or negative tax consequences to my participation in the offer?

A22.    Because you are (also) subject to taxation in the United States, the tax consequences described above in Question and Answer 20 will still apply to you. To the extent you are subject to taxation in your country of residence, you should refer to Schedules B, C, D and E for additional information. Furthermore, we recommend that you consult your financial, legal and/or tax advisors regarding any tax consequences resulting from participation in the offer.

Q23.    If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A23.    You will receive a cash payment for any eligible option that has an exercise price less than $21.00 that you amend pursuant to this offer, unless applicable law prohibits us from amending your option and making the cash payment. For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq Global Select Market rules or applicable laws outside the United States. We do not anticipate any such prohibitions at this time.

Please note that no cash payments will be made for any eligible options that have exercise prices that are equal to or greater than $21.00 that you amend pursuant to this offer. (See Section 13.)

Q24.    What happens to my option and cash payment if I elect to participate in the offer but then my employment with the Company terminates after the expiration of the offer?

A24.    If you elect to participate in this offer with respect to your eligible options, such options will be amended on the same day as the expiration date (but following the expiration of the offer). Your amended options will continue to vest according to the original vesting schedule. Therefore, if your employment with BEA Systems terminates after your options are amended pursuant to this offer, your amended options will cease to vest in accordance with their terms. As of the expiration date (but following the expiration of the offer), you will also become entitled to receive a cash payment with respect to your amended options, less any applicable tax withholding. Such cash payments will not be subject to any further vesting conditions, so you will receive any cash payments to which you are entitled on or promptly following January 2, 2008, regardless of whether the amended option is vested and regardless of whether you are an employee of BEA Systems at the time of payment. (See Questions and Answers 7, 9, 14 and 15 and Sections 2 and 6.)

Q25.    How will BEA Systems confirm to me that my election form or withdrawal form has been received?

A25.    BEA Systems intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two U.S. business days, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Stock Administration at stock-admin@bea.com. (See Section 4.)

Q26.    Can I accept this offer with respect to shares of BEA Systems common stock that I previously acquired upon exercise of options?

A26.    No. This offer relates only to outstanding eligible options to purchase BEA Systems common stock that were granted under either of the BEA Systems Stock Plans. You may not accept this offer with respect to any other shares of BEA Systems common stock or other options to purchase BEA Systems common stock. (See Section 2.)

Q27.    Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A27.    No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else.

Q28.    Is this a repricing of options?

A28.    Yes. Amendment of your eligible options is considered a repricing of options. As a result, the Company may record additional stock-based compensation charges, if any, equal to the originally measured fair value on the date of grant that is yet to be recognized as of the repricing date, plus any incremental compensation attributable to the modification. The determination of incremental compensation will be based on the excess, if any, of the fair value of the repriced options plus the cash payment that is the excess of the fair value of the options just prior to the repricing. (See Section 12.)

Q29.    How does BEA Systems determine whether I have properly accepted this offer?

A29. We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any elections to amend options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are timely submitted and are not validly withdrawn, subject to the terms of this offer. No election with respect to eligible options will have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4.)

Q30.    When will my amended options expire?

A30.    Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment with the Company. (See Section 9.)

Q31.    Will I receive any paperwork indicating my options have been amended?

A31.    Yes. This will evidence our obligation to make any cash payment to which you are entitled. Your election confirmation, in combination with our acceptance of your option(s) for amendment, will constitute a binding agreement between BEA Systems and you upon the terms and subject to the conditions of this offer. (See Section 9.)

Q32.    Are there any conditions to this offer?

A32.    Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. However, the implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options.

Q33.    If you extend the offer, how will you notify me?

A33.    If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15.)

Q34.    How will you notify me if the offer is changed?

A34.    If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 15.)

Q35.    Can I change my mind and withdraw from this offer?

A35.    Yes. You may change your mind after you have submitted an election form and withdraw your election at any time before the expiration date, which will be December 14, 2007, at 9:00 p.m., Pacific Time, unless the offer is extended. If we extend the expiration date, you may withdraw your election with respect to all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. However, if we have not accepted your election by 9:00 p.m., Pacific Time, on January 14, 2008 (the 40th business day after the November 15, 2007 commencement date of the offer), you may withdraw your election at any time thereafter and before we accept your election. (See Section 5.)

Q36.    How do I withdraw my election?

A36.    To withdraw your election with respect to all of your eligible options, you must do so in accordance with the provisions below:

(i) You may withdraw your election to amend at any time before 9:00 p.m., Pacific Time, on December 14, 2007, unless the offer is extended (in which case, you may withdraw your election at any time before the extended offer expires). In addition, unless we accept and amend or replace your eligible options before 9:00 p.m., Pacific Time, on January 14, 2008 (the 40th business day after the November 15, 2007 commencement date of the offer), you may withdraw your election to amend at any time thereafter and before we accept your election.

(ii) To validly withdraw your election to amend eligible options, you must use the offer website at https://bea409a.equitybenefits.com/ to complete a withdrawal form to indicate that you no longer wish to amend your eligible options. Alternatively, you may change your existing election by completing a new paper election form and returning it to the Company via facsimile to Stock Administration at (408) 570-8970 before 9:00 p.m., Pacific Time, on December 14, 2007. To obtain a paper election form, please contact Stock Administration via fax at (408) 570-8970 or by e-mail at stock-admin@bea.com, or you may download and print the form at https://bea409a.equitybenefits.com/.

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how BEA Systems has addressed the situation and the choices you have, and (iii) answer other questions you may have, you may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or call (408) 817-4355 should you have any questions about the offer.

BEA Systems has prepared communications regarding the offer, and a third party will provide general tax information regarding the offer. Neither BEA Systems nor the third party will provide tax advice specific to an individual’s circumstances or make any recommendation.

You may only revise your election form to withdraw your eligible options while you still have the right to withdraw your election to amend in accordance with subparagraph (i) above.

YOU MAY NOT WITHDRAW ONLY A PORTION OF YOUR ELECTION TO AMEND. IF YOU CHOOSE TO WITHDRAW YOUR ELECTION TO AMEND, YOU MUST WITHDRAW YOUR ELECTION WITH RESPECT TO ALL OF YOUR ELIGIBLE OPTIONS.

Any election to amend eligible options you withdraw will no longer be deemed elected pursuant to the offer, unless you properly re-elect to amend that option before the expiration date by following the election procedures described herein.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. BEA Systems intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your withdrawal form and/or any election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Stock Administration at stock-admin@bea.com.

Only withdrawal forms that are complete, signed (electronically or otherwise), and actually received by the Company by the deadline will be accepted. Withdrawal forms may be submitted only via the offer website or by fax. Withdrawal forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q37.    What if I withdraw my election and then decide again that I want to participate in this offer?

A37.    If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date (which will be December 14, 2007, at 9:00 p.m. Pacific Time, unless the offer is extended) as described in Question and Answer 5. If you wish to participate in the offer, you are required to accept this offer with respect to all of your eligible options. The new election form must be submitted electronically or signed, dated, and faxed after the date of your withdrawal form. Please be sure that any new election form you submit is clearly dated after your last-submitted election or withdrawal form. (See Section 5.)

Q38.    How should I decide whether or not to accept this offer with respect to my eligible options?

A38.    We understand that the decision whether or not to accept this offer with respect to eligible options may be a complex one for many eligible employees. The program does carry risk (see “Risks of Participating in the Offer” on page 20 for information regarding some of these risks), and it is possible that you ultimately would receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14) than what we are offering as consideration in the offer. For example, it is possible that the Section 409A regulations could be changed in a manner more favorable to you. The decision to participate in the offer must be your own.

We recommend that you consult your financial, legal and/or tax advisors to determine if participation in this offer is right for you. You may also log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or call (408) 817-4355 should you have any questions about the offer.

BEA Systems has prepared communications regarding the offer, and a third party will provide general tax information regarding the offer. Neither BEA Systems nor the third party will provide tax advice specific to an individual’s circumstances or make any recommendation.

Q39.    What does the Company recommend with respect to this offer?

A39.    Although our Board of Directors has approved the offer, neither we nor any member of our Board of Directors, our Compensation Committee or our management can make any recommendation or otherwise advise you as to whether you should participate in the offer. Again, we recommend that you consult your financial, legal and/or tax advisors to determine if participation in this offer is right for you.

Q40.    Will my amended options remain nonstatutory stock options for United States tax purposes?

A40.    Your amended options will remain nonstatutory stock options for purposes of United States tax law. If one or more of your eligible options was originally intended to be an incentive stock option, each such eligible option is deemed to be a nonstatutory stock option as of the date of grant and will remain a nonstatutory stock option for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14.)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 14.)

Q41.    How are stock options that I already exercised affected by this offer?

A41.    Options that you already exercised are not eligible to participate in the offer and therefore are not affected by this offer.

Q42.    Does Section 409A or this offer affect Employee Stock Purchase Plan (ESPP) shares or restricted stock units?

A42.    No. ESPP shares and restricted stock units granted to you by BEA Systems are not affected by Section 409A or this offer.

Q43.    Who can I contact if I need to confirm that BEA Systems received my election and/or any withdrawal form, I have questions about the offer, or if I need additional copies of the offer documents?

A43.    BEA Systems intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that BEA Systems has received your election and/or any withdrawal form, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Stock Administration at stock-admin@bea.com.

If you need additional copies of the offer documents or the election or withdrawal forms, you should e-mail Stock Administration at stock-admin@bea.com. Copies will be furnished promptly at our expense. You can also view and print documents at https://bea409a.equitybenefits.com/.

For general questions concerning this offer or general questions about the tax consequences discussed in this offer, you may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or call (408) 817-4355 should you have any questions about the offer.

BEA Systems has prepared communications regarding the offer, and a third party will provide general tax information regarding the offer. Neither BEA Systems nor the third party will provide tax advice specific to an individual’s circumstances or make any recommendation.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list highlights the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend and Schedules B, C, D and E discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

In addition, this offer includes “forward-looking statements.” When used in this Offer to Amend, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products and services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend. You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC. The documents we file with the SEC discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements incorporated by reference in this Offer to Amend, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.

Risks that May Impact Future Operating Results

We have experienced in the past, and may experience in the future, significant fluctuations in our actual or anticipated revenues and operating results, which has prevented us in the past, and may prevent us in the future from meeting securities analysts’ or investors’ expectations and result in a decline in our stock price.

Our revenues have fluctuated significantly in the past and are likely to fluctuate significantly in the future, which may include declines in quarterly revenues as compared to the previous fiscal quarter and as compared to the same quarterly period in the prior fiscal year, as well as declines in annual revenues as compared to the previous fiscal year. If our revenues, operating results, earnings or future projections are below the levels expected by investors or securities analysts, our stock price is likely to decline. Moreover, even if our total revenues meet investors’ and securities analysts’ expectations, if a component of our total revenues does not meet these expectations, our stock price may decline. Our stock price is also subject to many factors outside of our control, including the substantial volatility generally associated with Internet, software and technology stocks, and broader market trends unrelated to our performance, such as the substantial declines in the prices of many such stocks from 2000 through 2003, as well as market declines related to terrorist activities and military actions.

We expect to experience significant fluctuations in our future revenues and operating results as a result of many factors, including:

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difficulty predicting the size and timing of customer orders, including the rate of conversion of our forecasted sales “pipeline” into contracts, particularly as we have become more reliant on larger transactions;

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our ability to develop, introduce and market, on a timely basis, new products and initiatives, such as our WebLogic Server and WebLogic Platform products, WebLogic Communications Platform products, WebLogic Time & Event Driven, Real-Time and Virtualization products, and our BEA AquaLogic, business process management (“BPM”) and service oriented architecture (“SOA”) products;

•	the rate of customer acceptance of our new products and products to be introduced in the future, and any order delays caused by customer evaluations of these new products;

•

periodic difficulties or changes in the domestic or international economic, business or political environment, particularly affecting the technology industry or industries from which we derive a significant portion of our revenues, such as the telecommunications industry, including but not limited to corporate or consumer confidence in the economy, uncertainties arising out of possible future terrorist activities, military and security actions in Iraq and the Middle East in general, and geopolitical instability such as in parts of Asia, all of which have increased the likelihood that customers will unexpectedly delay, cancel or reduce the size of orders;

•	the structure, timing and integration of acquisitions of businesses, products and technologies and the related disruption of our current business;

•	costs associated with acquisitions, including expenses charged for any impaired acquired intangible assets and goodwill;

•

fluctuations in foreign currency exchange rates, which could have an adverse impact on our international revenue, particularly in EMEA, if the Euro or British Pound were to weaken significantly against the U.S. dollar;

•	the performance of our international business, which accounts for approximately one-half of our consolidated revenues;

•	changes in the mix of products and services that we sell or the channels through which they are distributed;

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changes in our competitors’ product offerings, marketing programs and pricing policies, and customer order deferrals in anticipation of new products and product enhancements from us or our competitors;

•	any increased price sensitivity by our customers, particularly in the face of periodic uneven economic conditions and increased competition, including open source or free competitive software;

•

the lengthy sales cycle for our products, particularly with regard to WebLogic Communications Platform, WebLogic Platform, and Aqualogic sales, which typically involve more comprehensive solutions that may require us to provide a significant level of education to prospective customers regarding the use and benefits of our products and may result in more detailed customer evaluations, and the discretionary nature of our customers’ purchase and budget cycles;

•	our ability to control costs and expenses, particularly in the face of periodic difficult economic conditions;

•	loss of key personnel or inability to recruit and hire qualified additional or replacement key personnel;

•	the degree of success, if any, of our strategy to further establish and expand our relationships with distributors;

•	the terms and timing of financing activities;

•	potential fluctuations in demand or prices of our products and services;

•	technological changes in computer systems and environments;

•	our ability to meet our customers’ service requirements;

•	the seasonality of our sales, particularly license orders, which typically significantly adversely affects our revenue in our first quarter; and

•	takeover speculation related specifically to us or to consolidation in the software industry generally.

Our quarterly revenues, expenses and operating results are difficult to forecast because of the volatility of our license revenues.

A substantial portion of our license revenues have been derived from large orders. Reliance on large license transactions increases the risk of fluctuation in quarterly results because the unexpected loss of a small number of larger orders can create a significant revenue shortfall. If we cannot generate a sufficient number of large customer orders, convert a sufficient number of development orders into orders for large deployments, or if customers delay or cancel such orders in a particular quarter, it may have a material adverse effect on our revenues and, more significantly on a percentage basis, our net income or loss in that quarter.

We use a “pipeline” system, a common industry practice, to forecast sales and trends in our business. Our sales personnel monitor the status of all potential transactions, including the estimated closing date and estimated dollar amount of each transaction. We aggregate these estimates periodically to generate a sales pipeline and then evaluate the pipeline to forecast sales and identify trends in our business. This pipeline analysis and related estimates of revenue has in recent periods and may in future periods differ significantly from actual revenues in a particular reporting period. A slowdown in the global economy, among other factors, has caused and may continue to cause customer purchasing decisions to be delayed, reduced in amount or cancelled, all of which have reduced and could in the future reduce the rate of conversion of the pipeline into contracts.

Moreover, we typically receive and fulfill most of our orders within the quarter, and a substantial portion of our orders, particularly our larger transactions, are typically received in the last month of each quarter, with a concentration of such orders at the end of the quarter. As a result, even though we may have substantial backlog at the end of a prior quarter and positive business indicators such as sales “pipeline” reports about customer demand during a quarter, we may not learn of revenue shortfalls until very late in the quarter, and possibly not until the final day or days of the quarter. Not only could such shortfalls significantly adversely affect our revenues, they could substantially adversely affect our earnings because we may not become aware of such shortfalls in time to adjust our cost structure to respond to a variation in the conversion of the pipeline into contracts. Our inability to respond to a variation in the pipeline or in the conversion of the pipeline into contracts in a timely manner, or at all, could cause us to plan or budget inaccurately and thereby adversely affect our business, financial condition or results of operations.

Further, periodic adverse economic conditions, particularly those related to the technology industry and the economic and political uncertainties arising out of the ongoing U.S. military activity in Iraq, recent and possible future terrorist activities, other potential military and security actions in the Middle East, and instability in markets in other parts of the world, have increased the likelihood that customers will unexpectedly delay, cancel or reduce orders, resulting in revenue shortfalls.

Because of such factors and our operating history and on-going expenses associated with our prior acquisitions, the possibility of future impairment charges and the possibility of future charges related to any future facilities consolidation or work force reductions, we may again experience net losses in future periods. In addition, as we have expensed stock option grants under FAS 123R for fiscal periods commencing February 1, 2006, we will continue to have significant accounting charges that will make it substantially more likely we could experience net losses. Any revenue shortfall below our expectations or increase in expenses could have an immediate and significant adverse effect on our results of operations and lead to a net loss.

The seasonality of our sales typically has a significant adverse effect on our revenues in our first fiscal quarter.

Our first quarter revenues, particularly our license revenues, are typically lower than revenues in the immediately preceding fourth quarter. We believe this is because our commission plans and other sales incentives are structured for annual performance and contain bonus provisions based on annual quotas that typically are triggered in the later quarters in a year. In addition, most of our customers begin a new fiscal year on January 1 and it is common for capital expenditures to be lower in an organization’s first quarter than in its fourth quarter. We anticipate that the negative impact of seasonality on our first quarter will continue. Moreover, because of this seasonality, even if we have a very strong fourth quarter in a particular year, the initial quarter in the next year could nevertheless still be weak on a year-over-year comparative basis, as well as on a sequential basis. This risk remains even if the amount of our deferred revenue and backlog is substantial at the close of the immediately preceding fourth quarter. This seasonality may harm our revenues and other operating results in our first quarter and possibly subsequent quarters as well, particularly if the seasonal impact is more pronounced than we expect.

The lengthy sales cycle for our products makes our revenues susceptible to substantial fluctuations.

Many of our customers use our products to implement large, sophisticated applications that are critical to their business, and their purchases are often part of their implementation of a Web-based computing environment, or SOA. Customers evaluating our software products face complex decisions regarding alternative approaches to the integration of enterprise applications, competitive product offerings, implementation of SOA, rapidly changing software technologies and standards, and limited internal resources due to other information systems demands. For these and other reasons, the sales cycle for our products is lengthy and unpredictable, and potential orders are subject to delays or cancellation for reasons over which we have little or no control. In addition, we continue to rely on a significant number of million and multimillion dollar license transactions. In some cases, the larger size of the transactions has resulted in more extended customer evaluation and procurement processes, which in turn have lengthened the overall sales cycle for our products. Periodic economic difficulties in our key markets have also contributed to increasing the length of our sales cycle.

Finally, the introduction of AquaLogic and other products and implementation of our products for SOA have contributed to a longer sales cycle due to the fact that it offers a more comprehensive solution that may require us to provide a significant level of education to prospective customers regarding the use and benefits of our products, and may result in more detailed customer evaluations. Delays or failures to complete large orders and sales in a particular quarter could significantly reduce revenue that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized.

We have restructured, and may in the future restructure, our sales force, which can be disruptive.

We continue to rely heavily on our direct sales force. In recent years, we have restructured or made other adjustments to our sales force in response to factors such as conditions in the information technology industry, our expenses related to revenues, management changes, product changes and other external and internal considerations. Changes in the structure of the sales force and sales force management have resulted in a temporary lack of focus and reduced productivity that may have affected revenues in one or more quarters. If we continue to restructure our sales force, then the transition issues associated with restructuring the sales force may recur. Such restructuring or associated transition issues can be disruptive and adversely impact our business and operating results.

Any failure to maintain on-going sales through distribution channels could result in lower revenues, and increasing sales through distribution channels could result in lower margins on our license revenues.

To date, we have sold our products principally through our direct sales force, as well as through indirect sales channels, such as computer hardware companies, packaged application software developers, independent software vendors (“ISVs”), systems integrators (“SIs”), original equipment manufacturers (“OEMs”), consultants, software tool vendors and distributors. Our ability to achieve revenue growth in the future will depend in large part on our success in maintaining existing relationships and further establishing and expanding relationships with our indirect sales channels. In particular, we have an ongoing initiative to further establish and expand relationships with our distributors, especially ISVs and SIs. A significant part of this initiative is to recruit and train a large number of consultants employed by SIs and induce these SIs to more broadly use our products in their consulting practices, as well as to embed our technology in products that our ISV customers offer. We intend to continue this initiative and to seek distribution arrangements with additional ISVs to embed our WebLogic Server and other products in their products. It is possible that we will not be able to successfully expand our distribution channels, secure agreements with additional SIs and ISVs on commercially reasonable terms or at all, and otherwise adequately continue to develop and maintain our relationships with indirect sales channels. Moreover, even if we succeed in these endeavors, it still may not increase our revenues. In particular, we need to carefully monitor the development and scope of our indirect sales channels and create appropriate pricing, sales force compensation and other distribution parameters to help ensure these indirect channels do not conflict with or curtail our direct sales. If we invest resources in these types of expansion and our overall revenues do not correspondingly increase, our business, results of operations and financial condition will be materially and adversely affected. In addition, we already rely on formal and informal relationships with a number of SIs and consulting firms to enhance our sales, support, service and marketing efforts, particularly with respect to implementation and support of our products as well as lead generation and assistance in the sales process. Many such firms have similar, and often more established, relationships with our principal competitors. It is possible that these and other third parties will not provide the level and quality of service required to meet the needs of our customers, or that we will not be able to maintain an effective, long-term relationship with these third parties. However, because we achieve lower margins on license revenue sales through distribution channels, an increase in our sales through distribution channels could result in lower margins on our license revenues.

If we do not compete effectively with new and existing competitors, our revenues and operating margins will decline.

The market for application server, integration and SOA software, and related software infrastructure, and specialty applications in communications, time and event driven, real-time and virtualization products and services is highly competitive. Our competitors are diverse and offer a variety of solutions directed at various segments of this marketplace.

Our competitors include several companies, such as IBM, Oracle Corporation, SAP AG and Microsoft, which compete in a number of our product lines. All of these competitors have longer operating histories; significantly greater financial, technical, marketing and other resources; significantly greater name recognition; a broader product offering; a larger installed base of customers than we do; and are able to bundle competing products with their other software offerings at a discounted price. In addition, many competitors have well-established relationships with our current and potential customers. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than we can.

In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of their current and prospective customers. Further, new competitors, or alliances among current and new competitors, may emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to sell additional software licenses and maintenance, consulting and support services on terms favorable to us.

Further, competitive pressures and open source availability of functionally competitive software could require us to reduce the price of our products and related services, which could harm our business. We may not be able to compete successfully against current and future competitors, and any failure to do so would harm our business.

Because the technological, market and industry conditions in our business can change very rapidly, if we do not successfully adapt our products to these changes, our revenue and profits will be harmed.

The market for our products and services is highly fragmented, competitive with alternative computing architectures, and characterized by continuing technological developments, evolving and competing industry standards, and changing customer requirements. The introduction of products embodying new technologies, the emergence of new industry standards, or changes in customer requirements could result in a decline in the markets for our existing products or render them obsolete and unmarketable. As a result, our success depends upon our ability to timely and effectively enhance existing products, respond to changing customer requirements, and develop and introduce in a timely manner new products and initiatives that keep pace with technological and market developments and emerging industry standards, as well as our ability to educate and train our sales force and indirect sales channels on our new or enhanced products, initiatives and technologies. It is possible that our products will not adequately address the changing needs of the marketplace and that we will not be successful in developing and marketing enhancements to our existing products or new products on a timely basis. Failure to develop, acquire and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, or lack of customer acceptance of our products, will materially and adversely affect our business, results of operations and financial condition. In addition, our success is increasingly dependent on our strategic partners’ ability to successfully develop and integrate their software with those of our products with which their software interoperates or is bundled, integrated or marketed. If their software performs poorly, contains errors or defects or is otherwise unreliable, or does not provide the features and benefits expected or required, it could lower the demand for our products and services, result in negative publicity or loss of our reputation, and adversely affect our revenues and other operating results.

If the markets for application servers, application platforms, application integration, portal, BPM, SOA and related application infrastructure software and Web services decline or do not grow as quickly as we expect, our revenues will be harmed.

We sell our products and services in the application server, application platform, application integration, portal, BPM, SOA and related application and service infrastructure markets. These markets are characterized by continuing technological developments, evolving industry standards and changing customer requirements. Our success is dependent in large part on acceptance of our products by large customers with substantial legacy mainframe systems, customers establishing or building out their presence on the Web for commerce, and developers of Web-based commerce applications and SOA. Our future financial performance will depend in large part on the continued growth in the use of the Web to run software applications and continued growth in the number of companies extending their mainframe-based, mission-critical applications to an enterprise-wide distributed computing environment and to the Internet through the use of application server and integration technology and SOA. The markets for application server, application platform, portal, application integration, web services, BPM and SOA and related services and technologies may not grow and could decline. Even if they do grow, they may grow more slowly than we anticipate, particularly in view of periodic economic difficulties affecting the technology sector in the United States, Asia and Europe. If these markets fail to grow, grow more slowly than we currently anticipate, or decline, our business, results of operations and financial condition will be adversely affected.

Our revenues are derived primarily from a single group of similar and related products and related services, and a decline in demand or prices for these products or services could substantially adversely affect our operating results.

We currently derive the majority of our license and service revenues from BEA WebLogic Server, Tuxedo and our AquaLogic products, and from related products and services. We expect these products and services to continue to account for the majority of our revenues in the immediate future. As a result, factors adversely affecting the pricing of or demand for BEA WebLogic Server, Tuxedo, AquaLogic products or related services, such as periodic difficult economic conditions, future terrorist activities or military actions, any decline in overall market demand, competition, product performance or technological change, could have a material adverse effect on our business and consolidated results of operations and financial condition. In particular, with regard to Tuxedo, we have recently experienced a decline in the percentage of our license revenue generated by Tuxedo, as well as a decline in the absolute dollar amount of revenue generated by Tuxedo. If this trend were to continue or worsen, it would have an adverse impact on our revenue, profit and other operating results.

Our future growth, if any, is expected to be achieved through the implementation and introduction of our new product initiatives in SOA, AquaLogic, time and event-driven architectures, real-time applications, virtualization, and WebLogic Communications Platform. Many of these new product initiatives have substantial, entrenched competitors with greater resources and experience in these product areas. Other product initiatives are in nascent markets, and it is unclear when or if these markets will develop into substantial markets or whether we will serve those markets well. There can be no assurances that all or any of these new products will be successful and contribute to profitability or growth.

If our WebLogic Communications Platform, AquaLogic and other recently introduced products do not achieve significant market acceptance, or market acceptance is delayed, our revenues will be substantially adversely affected.

In January 2006 we released the first product of our WebLogic Communications Platform. In June 2006, we introduced the BEA AquaLogic group of products and enhanced them with products from the Plumtree acquisition for our SOA offerings. We have invested substantial resources to develop, acquire and market these products, and anticipate that this will continue. If these products and our other products currently in development do not achieve substantial market acceptance among new and existing customers, whether due to factors such as any technological problems, competition, pricing, sales execution, market shifts or otherwise, it will have a material adverse effect on our revenues and other operating results. Moreover, because our new products generally offer broader solutions and other improvements over our prior products, potential customers may take additional time to evaluate their purchases, which can delay customer acceptance of our new products. If these delays continue or worsen, it will adversely affect our revenues and other operating results.

If we fail to adequately protect our intellectual property rights, competitors may use our technology and trademarks, which could weaken our competitive position, reduce our revenues and increase our costs.

Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. It is possible that other companies could successfully challenge the validity or scope of our patents and that our patents may not provide a competitive advantage to us. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners and into license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. In particular, we have in the past provided certain hardware OEMs with access to our source code, and any unauthorized publication or proliferation of our source code could materially adversely affect our business, operating results and financial condition. It is difficult for us to police unauthorized use of our products, and although we are unable to determine the extent to which piracy of our software products exists, software piracy is a persistent problem. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. The protection of our proprietary rights may not be adequate, and our competitors could independently develop similar technology, duplicate our products, or design around patents and other intellectual property rights that we hold.

Third parties could assert that our software products and services infringe their intellectual property rights, which could expose us to increased costs and litigation.

We have been and continue to be subject to legal proceedings and claims that arise in the ordinary course of our business, including claims currently being asserted that our products infringe certain patent rights. It is possible that third parties, including competitors, technology partners and other technology companies, could successfully claim that our current or future products, whether developed internally or acquired, infringe their rights, including their trade secret, copyright and patent rights. These types of claims, with or without merit, can cause costly litigation that requires significant management time, as well as impede our sales efforts due to any uncertainty as to the outcome, all of which could materially adversely affect our business, operating results and financial condition. These types of claims, with or without merit, could also cause us to pay substantial damages or settlement amounts, cease offering any subject technology or products altogether, require us to enter into royalty or license agreements, compel us to license software under unfavorable terms, and damage our ability to sell products due to any uncertainty generated as to intellectual property ownership. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us, which could have a material adverse effect upon our business, operating results and financial condition, particularly if we are unable to ship key products.

If our products contain software defects, it could harm our revenues and expose us to litigation.

The software products we offer are internally complex and, despite extensive testing and quality control, may contain errors or defects, especially when we first introduce them. We may need to issue corrective releases of our software products to fix any defects or errors. Any defects or errors could also cause damage to our reputation and result in loss of revenues, product returns or order cancellations, lack of market acceptance of our products, or increased service and warranty costs. Accordingly, any defects or errors could have a material and adverse effect on our business, results of operations and financial condition.

Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of our customers’ use of such products in mission-critical applications. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition. Our products interoperate with many parts of complicated computer systems, such as mainframes, servers, personal computers, application software, databases, operating systems and data transformation software. Failure of any one of these parts could cause all or large parts of computer systems to fail. In such circumstances, it may be difficult to determine which part failed, and it is likely that customers will bring a lawsuit against several suppliers. Even if our software is not at fault, we could suffer material expense and material diversion of management time in defending any such lawsuits.

If we do not maintain our relationships with third-party vendors, interruptions in the supply of our products may result.

Portions of our products incorporate software that was developed and is maintained by third-party software vendors. We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete or incompatible with future versions of our products or is not adequately maintained or updated. Any significant interruption in the supply of these products could adversely impact our sales unless and until we can secure another source at costs which are acceptable to us. We depend in part on these third parties’ abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. The inability to replace, or any significant delay in the replacement of, functionality provided by third-party software in our products could materially and adversely affect our business, financial condition or results of operations.

Our international operations expose us to greater management, collections, currency, export licensing, intellectual property, tax, regulatory and other risks.

Revenues from markets outside of the Americas has accounted for approximately one-half of our total revenues over the past several years, and we expect these markets to continue to account for a significant portion of our total revenues. We sell our products and services through a network of branches and subsidiaries located in 37 countries worldwide. In addition, we also market our products through distributors. We believe that our success depends upon continued expansion of our international operations. Our international business is subject to a number of risks, including greater difficulties in maintaining and enforcing U.S. accounting and public reporting standards, greater difficulties in staffing and managing foreign operations with personnel sufficiently experienced in U.S. accounting and public reporting standards, unexpected changes in regulatory practices and tariffs, longer collection cycles, seasonality, potential changes in export licensing and tax laws, and greater difficulty in protecting intellectual property rights. Also, the impact of fluctuating exchange rates between the U.S. dollar and foreign currencies in markets where we do business can significantly impact our revenues. The EMEA region has historically accounted for, and we expect in the future will continue to account for, a significant portion of our revenues. If the value of the U.S. dollar relative to European currencies were to significantly increase, it would have an adverse impact on our revenues, profits and other operating results. Also, we are periodically subject to tax audits by government agencies in foreign jurisdictions. To date, the outcomes of these audits have not had a material impact on us. It is possible, however, that future audits could result in significant assessments against us or our employees for transfer taxes, payroll taxes, income taxes, or other taxes as well as related employee and other claims which could adversely effect our operating results. General economic and political conditions in these foreign markets, including the military action in the Middle East, geopolitical instabilities in other parts of the world and a backlash against U.S. based companies may also impact our international revenues, as such conditions may cause decreases in demand or impact our ability to collect payment from our customers. There can be no assurances that these factors and other factors will not have a material adverse effect on our future international revenues and consequently on our business and consolidated financial condition and results of operations.

Changes in accounting regulations and related interpretations and policies, particularly those related to accounting for stock options and revenue recognition, could cause us recognize lower revenue and profits or to defer recognition of revenue.

The methods, estimates, and judgments we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates, and judgments are, by their nature, subject to substantial risks, uncertainties, and assumptions, and factors may arise over time that lead us to change our methods, estimates, and judgments. Changes in those methods, estimates, and judgments could significantly affect our results of operations. For example, the FASB has adopted Financial Accounting Standards Board Statement No. 123R (“FAS 123R”), Share-Based Payment, replacing FAS 123, which eliminates the ability to account for compensation transactions using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and requires that such transactions be accounted for using the fair value based method.

The fair value based method of accounting for compensation transactions required under FAS 123R requires the use of valuation methodologies which were developed for valuing traded options, not employee stock options and restricted stock units, and requires a number of assumptions, estimates and conclusions regarding complex and subjective matters such as the expected forfeitures of equity awards, the expected volatility of our stock price, the expected dividend rate with respect to our common stock, and the exercise behavior of our employees. Because our employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, the existing valuation models may not provide an accurate measure of the fair value of our employee stock options. In addition, these factors may be difficult to analyze. Therefore, it is possible that the attribution of this non-cash charge may be misunderstood and cause increased volatility in our stock price. Similarly, factors may arise over time that lead us to change our estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in our share-based compensation expense over time. Changes in forecasted share-based compensation expense could impact our gross margin percentage; research and development expenses; marketing, general and administrative expenses; and our tax rate. In accordance with FAS 123R, we have expensed stock options granted in fiscal periods commencing February 1, 2006 using the fair value method. For example, for the fiscal year ended January 31, 2007, we accounted for stock-based compensation under FAS 123R and diluted earnings per share were reduced by $0.10 per share. Had we accounted for stock-based compensation plans under Financial Accounting Standards Board (“FASB”) Statement No. 123, as amended by FASB Statement No. 148, diluted earnings per share for the years ended January 31, 2006 and 2005 would have been reduced by $0.18 and $0.21 per share, respectively.

Similarly, although we use standardized license agreements designed to meet current revenue recognition criteria under generally accepted accounting principles, we must often negotiate and revise terms and conditions of these standardized agreements, particularly in larger license transactions. Negotiation of mutually acceptable terms and conditions can extend the sales cycle and, in certain situations, may require us to defer recognition of revenue on the license. While we believe that we are in compliance with Statement of Position 97-2, Software Revenue Recognition, as amended, the American Institute of Certified Public Accountants continues to issue implementation guidelines for these standards and the accounting profession continues to discuss a wide range of potential interpretations. Additional implementation guidelines, and changes in interpretations of such guidelines, could lead to unanticipated changes in our current revenue accounting practices that could cause us to defer the recognition of revenue to future periods or to recognize lower revenue and profits.

Moreover, policies, guidelines and interpretations related to revenue recognition, accounting for acquisitions, income taxes, facilities consolidation charges, allowances for doubtful accounts and other financial reporting matters require us to make difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. To the extent that our judgment is incorrect, it could result in an adverse impact on the Company’s financial statements. Some of these matters are also among topics currently under re-examination by accounting standard setters and regulators. These standard setters and regulators could promulgate interpretations and guidance that could result in material and potentially adverse changes to our accounting policies.

Unanticipated changes in our effective tax rates or exposure to additional income tax liabilities could affect our profitability.

We are a U.S. based multinational company subject to tax in multiple U.S. and foreign tax jurisdictions. Our provision for income taxes is based on jurisdictional mix of earnings, statutory rates, and enacted tax rules, including transfer pricing. Significant judgment is required in determining our provision for income taxes and in evaluating our tax positions on a worldwide basis. It is possible that these positions may be challenged which may have a significant impact on our effective tax rate.

If we are unable to manage our growth, our business will suffer.

We have experienced substantial growth since our inception in 1994. Overall, we have increased the number of our employees from 120 employees in three offices in the United States at January 31, 1996 to approximately 4,278 employees in 81 offices in 37 countries at January 31, 2007. Our ability to manage our staff and growth effectively requires us to continue to improve our operational, financial, disclosure and management controls, reporting systems and procedures, and information technology infrastructure, particularly in light of the enactment of the Sarbanes-Oxley Act of 2002 and related regulations. In this regard, we are continuing to update our management information systems to integrate financial and other reporting among our multiple domestic and foreign offices. In addition, we may continue to increase our staff worldwide and continue to improve the financial reporting and controls for our global operations. We are also continuing to develop and roll out information technology initiatives. It is possible that we will not be able to successfully implement improvements to our management information, control systems, reporting systems and information technology infrastructure in an efficient or timely manner and that, during the course of this implementation, we could discover deficiencies in existing systems and controls, as well as past errors resulting there from. If we are unable to manage growth effectively, our business, results of operations and financial condition will be materially adversely affected.

The majority of our expenses are personnel-related costs such as employee compensation and benefits, along with the cost of the infrastructure (occupancy and equipment) to support our employee base. The failure to adjust our employee base to the appropriate level to support our revenues could materially and adversely affect our business, operating results and financial condition.

We may lose key personnel or may not be able to hire enough qualified personnel, which would adversely affect our ability to manage our business, develop and acquire new products and increase revenue.

We believe our future success will depend upon our ability to attract and retain highly skilled personnel, including members of management and key technical employees. Competition for these types of employees is intense, and it is possible that we will not be able to retain our key employees and that we will not be successful in attracting, assimilating and retaining qualified candidates in the future. In addition, as we seek to expand our global organization, the hiring of qualified sales, technical and support personnel has been, and will continue to be, difficult due to the limited number of qualified professionals. Failure to attract, assimilate and retain key personnel would have a material adverse effect on our business, results of operations and financial condition.

We have historically used stock options and other forms of equity compensation as key components of our employee compensation program in order to align employees’ interests with the interests of our stockholders, encourage employee recruitment and retention, and provide competitive compensation packages. The changing regulatory landscape, including as a result of FAS 123R, could make it more difficult and expensive for us to grant stock options to employees in the future, and require us to modify our equity granting strategy, including reducing the level of equity awards we grant. If employees believe that the incentives that they would receive under a modified strategy are less attractive, we may find it difficult to attract, retain and motivate employees. In addition, the use of alternative equity incentives may increase our compensation expense and may negatively impact our earnings. To the extent that new regulations make it more difficult or expensive to grant equity instruments to employees, we may incur increased compensation costs, further change our equity compensation strategy or find it increasingly difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business, financial condition or results of operations.

If we cannot successfully integrate our past and future acquisitions, our revenues may decline and expenses may increase.

From our inception in January 1994, we have made a substantial number of strategic acquisitions. From June 2005 to August 2006, we acquired Plumtree Software, Inc., a publicly traded software company, as well as six smaller companies in targeted cash acquisitions, each of which has presented an integration challenge to our business operations. In addition, integration of acquired companies, divisions and products involves the assimilation of potentially conflicting products and operations, including the maintenance of effective internal controls, which diverts the attention of our management team and may have a material adverse effect on our operating results in future quarters. It is possible that we may not achieve any of the intended financial or strategic benefits of these transactions. Further, while we may desire to make additional acquisitions in the future, there may not be suitable companies, divisions or products available for acquisition. Our acquisitions entail numerous risks, including the risk that we will not successfully assimilate the acquired operations and products, retain key employees of the acquired companies, or execute successfully the strategy driving the acquisition. There are also risks relating to the diversion of our management’s attention, and difficulties and uncertainties in our ability to maintain the key business relationships that we or the acquired companies have established. In addition, we may have product liability or intellectual property liability associated with the sale of the acquired company’s products.

Acquisitions also expose us to the risk of claims by terminated employees, shareholders of the acquired companies or other third parties related to the transaction. Finally, if we undertake future acquisitions, we may issue dilutive securities, assume or incur additional debt obligations, incur large one-time expenses, utilize substantial portions of our cash, and acquire intangible assets that would result in significant future amortization expense. Any of these events could have a material adverse effect on our business, operating results and financial condition.

On June 29, 2001, the FASB pronounced under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), that purchased goodwill should not be amortized, but rather, should be periodically reviewed for impairment. Such impairment could be caused by internal factors as well as external factors beyond our control. The FASB has further determined that at the time goodwill is considered impaired, an amount equal to the impairment loss should be charged as an operating expense in the statement of income. The timing of such an impairment (if any) of goodwill acquired in past and future transactions is uncertain and difficult to predict. If future events cause additional impairment of any intangible assets acquired in our past or future acquisitions, we may have to record additional charges relating to such assets sooner than we expect which would cause our profits to decline. We are required to determine whether goodwill and any assets acquired in past acquisitions have been impaired in accordance with FAS 142 and, if so, charge such impairment as an expense. For example, in the quarter ended October 31, 2001, we took an asset impairment charge of $80.1 million related to past acquisitions. At January 31, 2007, we had remaining net goodwill and net acquired intangible assets of approximately $301.9 million. In the quarter ended April 30, 2007, we took an additional charge of approximately $3.8 million in connection with impairment of goodwill related to our acquisition of Connectera. If we are required to take such additional impairment charges, the amounts could have a material adverse effect on our results of operations.

We face risks in connection with Plumtree’s government contracts which may adversely affect our results of operations.

We face risks associated with the businesses and operations of Plumtree, which we acquired on October 20, 2005. Plumtree derived a significant portion of its software license and service revenue from government customers. We have assumed Plumtree’s business with the United States government and other domestic and international public entities, including the risks associated with such business, such as the susceptibility to unpredictable governmental budgetary and policy changes. Sales to government entities can be adversely affected by budgetary cycles, changes in policy and other political events outside of our control, such as the outbreak of hostilities overseas and domestic terrorism. Governments often retain the ability to cancel contracts at their convenience in times of emergency or under other circumstances. Some of Plumtree’s government customers have experienced budgetary constraints due to decreased federal funding to state and local governments. Additionally, the government may require special intellectual property rights and other license terms generally more favorable to the customer than those typical in non-government contracts. These requirements involve more licensing cost and increased contract risk for us. The government procurement process in general can be long and complex and being a government vendor subjects us to additional regulations.

In addition, we have conducted an initial internal investigation into Plumtree’s compliance with, and we are subject to an ongoing review in relation to, Plumtree’s contract with the U.S. General Services Administration (“GSA”) which may adversely impact our financial position, liquidity and results of operations. The U.S. government often retains the right to audit its vendors for compliance. In February 2005, Plumtree became aware that in connection with certain sales made under its GSA contract, Plumtree may not have complied fully with the terms of the “Price Reductions” clause of such contract. As a result, Plumtree voluntarily offered the GSA a temporary price reduction. In response, Plumtree was informed that the matter would be considered further within the GSA. Plumtree commenced an internal investigation into this matter in the second quarter of 2005 and, with the assistance of special legal counsel and forensic accountants, concluded that a damage payment or future discounts off of the GSA price list might be due to the GSA under the GSA contract pursuant to the “Price Reductions” clause. In the quarter ended June 30, 2005, Plumtree established a $1.5 million contingent contract reserve for the potential damage payment or future discounts off the GSA price list related to the GSA contract matter. BEA Systems has reviewed the results of the internal investigation and based on our assessment we have recorded $1.5 million as the fair value of the contingency as of October 20, 2005. In January 2006, we completed this self-audit, which was consistent with the original assessment, and reported these results to the GSA. The GSA has indicated that it would like us to perform an additional review of the period from March 31, 2005 through June 30, 2005. We are currently assessing the GSA’s desire for this additional period. However we have not commenced such additional review and have not recorded any additional contingency accruals related to this issue as of January 31, 2007. There has been no communication from the GSA since April 2006. The final amount of the potential contract damages or future discounts off of the GSA price list is subject to the outcome of final resolution with the GSA. It is possible that the final settlement could exceed the reserve and have a material impact on our financial position, liquidity and results of operations. It is also possible that the GSA may elect to take other action, such as an audit of Plumtree’s compliance with the terms of the applicable GSA contract. Any such audit could prove costly and may distract our management. In addition, as a result of such audit, the U.S. government may require a further discount on future orders under the GSA contract, or seek other remedies. Any such action may adversely affect our financial position, revenue, liquidity and results of operations.

Some provisions in our certificate of incorporation and bylaws, as well as a stockholder rights plan, may have anti-takeover effects.

We have a stockholder rights plan providing for one right for each outstanding share of our common stock. Each right, when exercisable, entitles the registered holder to purchase certain of our securities at a specified purchase price. The rights plan my have the anti-takeover effects of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The existence of the rights plan could limit the price that certain investors might be willing to pay in the future for shares of our common stock and could discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. In addition, provisions of our current certificate of incorporation and bylaws, as well as Delaware corporate law, could make it more difficult for a third party to acquire us without the support of our Board of Directors, even if doing so would be beneficial to our stockholders.

The ongoing U.S. military activity in Iraq and any terrorist activities could adversely affect our revenues and operations.

The U.S. military activity in Iraq, terrorist activities and related military and security operations have in the past disrupted economic activity throughout the United States and much of the world. This significantly adversely impacted our operations and our ability to generate revenues in the past and may again in the future. An unfavorable course of events in the future related to the ongoing U.S. military activity in Iraq; any other military or security operations, particularly with regard to the Middle East; any future terrorist activities; or geopolitical tension in other parts of the world could have a similar or worse effect on our operating results, particularly if such attacks or operations occur in the last month or weeks of our quarter or are significant enough to further weaken the U.S. or global economy. In particular, such activities and operations could result in reductions in information technology spending, order deferrals, and reductions or cancellations of customer orders for our products and services.

An unfavorable government review of our income and payroll tax returns or changes in our effective tax rates could adversely affect our operating results.

Our operations are subject to income, payroll and indirect taxes in the United States and in multiple foreign jurisdictions. We exercise judgment in determining our worldwide provision for these taxes, and in the ordinary course of our business there may be transactions and calculations where the ultimate tax determination is uncertain.

Our U.S. federal income tax returns for 2005 through 2006 fiscal years are currently under examination by the IRS. In addition, certain of our U.S. payroll tax returns (primarily related to taxes associated with stock option exercises), and various state and foreign tax returns are under examination by the applicable taxing authorities. While we believe that we have made adequate provisions related to the audits of these tax returns, the final determination of our obligations may exceed the amounts provided for by us in the accompanying consolidated financial statements.

Stock Option Review Risk Factors

The Audit Committee’s conclusion that certain historical stock option grants were not accounted for correctly has had, and could continue to have, an adverse effect on our financial results.

The Audit Committee has concluded that, primarily from fiscal 1998 through fiscal 2006, a large number of stock options were not accounted for correctly in our financial statements. As a result, we have restated our financial results for the years ended January 31, 1998 through the quarter ended April 31, 2006, and taken substantial compensation charges in each of those periods. We could continue to incur substantial charges in future periods in connection with the results of the review that are not compensation charges. Such charges could include, but are not limited to, payments to employees or taxing authorities arising from potential income tax liabilities pursuant to the U.S. Internal Revenue Code Section 409A.

The Audit Committee’s review of our historical stock option grant practices, together with the preparation of the resulting financial restatements, has consumed considerable amounts of Board member and management time and caused us to incur substantial expenses, which have had and could continue to have an adverse effect on us.

The Audit Committee’s review of our historical stock option grants and the preparation of our restated consolidated financial statements have required us to expend significant Board member and management time, and to incur significant accounting, legal and other expenses. The review and preparation of our financial statements lasted over a year and required numerous meetings of the Audit Committee, the full Board of Directors and members of our senior management. The review has diverted the attention of our Board and management team from the operation of our business and proven to be a significant distraction. In addition, we have incurred substantial expenses in connection with the review, which have had and could continue to have a negative effect on our financial results. The period of time necessary to resolve these ongoing matters is uncertain, and these matters could require significant additional Board and management attention and resources.

The ongoing government inquiries relating to our historical stock option grant practices are time consuming and expensive and could result in injunctions, fines and penalties that may have a material adverse effect on our financial condition and results of operations.

The inquiries by the United States Securities and Exchange Commission (“SEC”) into our historical stock option grant practices are ongoing. We have fully cooperated with the SEC and intend to continue to do so. The period of time necessary to resolve these inquiries is uncertain, and we cannot predict the outcome of these inquiries or whether we will face additional government inquiries, investigations or other actions related to our historical stock option grant practices. These inquiries will likely require us to continue to expend significant management time and incur significant legal and other expenses, and could result in actions seeking, among other things, injunctions against the Company and the payment of significant fines and penalties by the Company, which may have a material adverse effect on our business and earnings.

As a result of the matters identified by the Audit Committee’s review of our historical stock option grant practices, we have failed to comply with SEC reporting requirements and Nasdaq listing requirements and may continue to face compliance issues with both. The continued failure by us to remain in compliance with SEC reporting requirements and Nasdaq listing requirements would likely have a material adverse effect on the Company and our stockholders.

Due to the Audit Committee’s review of our historical stock option grant practices and resulting restatements, we could not file our periodic reports with the SEC on a timely basis and faced the possibility of delisting from Nasdaq. With the filing of our annual report on Form 10-K for the fiscal year ended January 31, 2007 and quarterly reports on Form 10-Q for the fiscal quarters ended July 30, 2006, October 31, 2006, April 30, 2007 and July 31, 2007, we believe we have returned to full compliance with SEC reporting requirements and Nasdaq listing requirements and, therefore, that the Nasdaq delisting matter is now closed. However, if the SEC has comments on these reports (or other reports that we previously filed) that require us to file amended reports, or if Nasdaq does not concur that we are in compliance with applicable listing requirements, we may be unable to maintain the listing of our stock on Nasdaq. If this happens, the price of our stock and the ability of our stockholders to trade in our stock could be harmed. In addition, we would be subject to a number of restrictions regarding the registration of our stock under federal securities laws, and we would not be able to issue stock options or other equity awards to our employees or allow them to exercise their outstanding options, which could harm our business.

In addition, if we are not in compliance with our SEC reporting requirements in the future, it could have a negative impact on our reputation, including our relationships with our investors and our customers, our ability to acquire new customers, including new contracts with U.S. federal and other government entities, and, ultimately, our ability to generate revenue. Such lack of current information regarding us could also lead to our inability to access the capital markets for debt or loan financings because investors and lenders would not have information in order to evaluate us.

We have been named as a party to a number of shareholder derivative lawsuits relating to our historical stock option grant practices, and we may be named in additional lawsuits in the future. This litigation could become time consuming and expensive and could have a material adverse effect on our business.

In connection with our historical stock option grant practices and resulting restatements, a number of derivative actions were filed against certain of our current and former directors and officers purporting to assert claims on the Company’s behalf. There may be additional lawsuits of this nature filed in the future. We cannot predict the outcome of these lawsuits, nor can we predict the amount of time and expense that will be required to resolve these lawsuits. If these lawsuits become time consuming and expensive, or if there are unfavorable outcomes in any of these cases, there could be a material adverse effect on our business, financial condition and results of operations.

Our insurance coverage will not cover our total liabilities and expenses in these lawsuits, in part because we have a significant deductible on certain aspects of the coverage. In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with the review of our historical stock option grant practices and the related litigation and government inquiries. We currently hold insurance policies for the benefit of our directors and officers, although our insurance coverage may not be sufficient in some or all of these matters. Furthermore, the insurers may seek to deny or limit coverage in some or all of these matters, in which case we may have to self-fund all or a substantial portion of our indemnification obligations.

We are subject to the risks of additional lawsuits in connection with our historical stock option grant practices, the resulting restatements, and the remedial measures we have taken.

In addition to the possibilities that there may be additional governmental actions and shareholder lawsuits against us, we may be sued or taken to arbitration by former officers and employees in connection with their stock options, employment terminations and other matters. These lawsuits may be time consuming and expensive, and cause further distraction from the operation of our business. The adverse resolution of any specific lawsuit could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain effective internal controls or remediate any future material weaknesses in our internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud which could have an adverse effect on our business and operating results and our stock price.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include a report of management on internal control over financial reporting in their annual reports on Form 10-K that contain an assessment by management of the effectiveness of the Company’s internal control over financial reporting. Effective internal control over financial reporting is essential for us to produce reliable financial reports and prevent fraud. As a result of the Audit Committee’s review into our historical stock option grant practices and related matters, we identified past material weaknesses in our internal controls and procedures. A material weakness is a control deficiency, or combination of them, that results in more than a remote likelihood that a material misstatement in our financial statements will not be prevented or detected. A failure to implement and maintain effective internal control over financial reporting could harm our operating results, result in a material misstatement of our financial statements, cause us to fail to meet our financial reporting obligations or prevent us from providing reliable and accurate financial reports or avoiding or detecting fraud.

Failure to comply with applicable corporate governance requirements may cause us to delay filing our periodic reports with the SEC, affect our Nasdaq listing, and adversely affect our stock price.

Federal securities laws, rules and regulations, as well as Nasdaq rules and regulations, require companies to maintain extensive corporate governance measures, impose comprehensive reporting and disclosure requirements, set strict independence and financial expertise standards for audit and other committee members and impose civil and criminal penalties for companies and their chief executive officers, chief financial officers and directors for securities law violations. These laws, rules and regulations have increased and will continue to increase the scope, complexity and cost of our corporate governance, reporting and disclosure practices, which could harm our results of operations and divert management’s attention from business operations.

It may become more difficult and costly to obtain director and officer insurance coverage due to the results of our stock option review.

We expect that the issues arising from our review of stock option grant policies will make it more difficult to obtain director and officer insurance coverage in the future. If we are able to obtain this coverage, it could be significantly more costly than in the past, which would have an adverse effect on our financial results and cash flow. As a result of this and related factors, our directors and officers could face increased risks of personal liability in connection with the performance of their duties. As a result, we may have difficultly attracting and retaining qualified directors and officers, which could adversely affect our business.

Risks Related to the Recent Acquisition Speculation and Investor Actions

Despite recent acquisition speculation and investor actions, a merger, acquisition or other transaction involving us may not occur or may occur at a price per share of our common stock that is below the current trading price, which could harm our business and stock price.

We face uncertainty concerning our future given certain investors’ calls to auction us, the recent unsolicited cash public offer for us by Oracle at $17.00 per share of our common stock (which offer expired on October 28, 2007), and our board of directors’ stated willingness to negotiate the sale of us at $21.00 per share. As a result of these developments, our stock price has increased substantially in anticipation of a transaction, particularly after the public announcement of Oracle’s offer.

There can be no assurance whether a transaction will occur or at what price. If a transaction does not occur, or the market perceives a transaction as unlikely to happen, our stock price may decline.

General customer uncertainty related to acquisition speculation and investor actions could harm our business.

Due to the uncertainty concerning an acquisition of us and the identity of the possible acquiror or its intentions, many of our current and potential customers may decide not to purchase from us or may defer purchasing decisions indefinitely. If our customers delay or defer purchasing decisions, particularly with respect to the million and multimillion dollar license transactions that we rely on, our revenues could materially decline or any anticipated increases in revenue could be lower than expected.

Acquisition speculation and investor actions could cause us to lose key personnel, prevent us from hiring additional key personnel and distract our management, which could harm our business.

Due to the recent acquisition speculation and investor actions, our current and prospective employees could experience uncertainty about their future roles within BEA Systems as an independent entity or as an acquired business. This uncertainty may harm our ability to attract and retain key management, sales, marketing and technical personnel and may lead to increased employee attrition.

This acquisition speculation and investor activity also has diverted the attention of our management team from the operation of our business. Any failure to attract and retain key personnel and the distraction of our management could harm our business.

We have been named in various stockholder and purported stockholder class action lawsuits for various matters related to the recent acquisition offer and takeover speculation, and we may be named in additional lawsuits in the future. This litigation could become time consuming and expensive, could prevent or delay any transaction and could harm our business.

We and members of our board of directors have been named in six purported stockholder class action complaints, two in the Delaware Chancery court, three in California in the Santa Clara County Superior Court (one of which purports also to be a derivative lawsuit) and one in the federal court for the Northern District of California (which was an amended complaint to the stock option review derivative action). Generally, these actions allege breach of fiduciary duties by our directors by failing to give proper consideration to the October 12, 2007 publicly announced and unsolicited bid by Oracle for us at $17.00 per share of our common stock (which offer expired on October 28, 2007), and seek damages and equitable relief. In addition, a group of affiliated stockholders has brought an action against us and members of our board of directors in Delaware Chancery Court seeking to compel us to hold our annual meeting on or before November 30, 2007, and to enjoin us from taking certain actions pending the annual meeting. For a complete description of these actions, see “Part I—Item 3—Legal Proceedings” of our annual report on Form 10-K for the fiscal year ended January 31, 2007. We have obligations under certain circumstances to indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and our bylaws and certificate of incorporation. We cannot predict the outcome of these lawsuits, nor can we predict the amount of time and expense that will be required to resolve these lawsuits. If these lawsuits or any future lawsuits become time consuming and expensive, or if there are unfavorable outcomes in any of these cases, any acquisition transaction could be prevented or delayed or our business could be harmed.

Economic, Procedural and Tax Risks of this Offer

If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.

This offer was designed to preserve as best as practicable the economic characteristics originally contemplated when the options were granted. However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment which increased your exercise price of your eligible options (even after taking the adverse tax consequence into account). Please consult your own individual tax, legal and/or financial advisor for assistance on how this may affect your individual situation.

You are responsible for making sure that your election forms and/or any withdrawal forms are received by BEA Systems before the expiration date.

BEA Systems intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Stock Administration at stock-admin@bea.com. Only election forms that are complete, signed and actually received by the Company by the deadline will be accepted. Election forms may only be submitted via the offer website or by fax. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

The federal tax authorities could change Section 409A tax consequences.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but these regulations do not provide comprehensive guidance with respect to the tax consequences of discount options. It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance. Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and to not have amended your eligible options.

There can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your new options. In that event, BEA Systems cannot provide any assurance that an offer similar to this one will be made.

Taxable events even if amended options are not exercised.

Any cash payments received for eligible options that have an exercise price less than $21.00 will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.

U.S. State tax-related risks.

If you are subject to tax in the United States, you should be aware that certain states have laws similar to Section 409A. Consequently you may incur additional taxes and penalties under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% income tax plus interest charges with regard to discount stock options (in addition to the federal 20% additional income tax and any regular federal and state income taxes). We recommend that you consult your individual tax, legal and/or financial advisor to discuss these consequences.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you as a result of your participation in the offer. Please refer to Schedules B, C, D and E for more information. We recommend that you consult your personal tax advisor to discuss these consequences.

THE OFFER

1.	Eligibility.

You are an “eligible employee” only if you are an employee of BEA Systems as of the last date on which this offer remains open for acceptance, hold an eligible option as described in Section 2 below, are subject to taxation in the United States, and are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act. Unless expressly provided by an agreement between you and BEA Systems or by the requirements of applicable law, your employment with BEA Systems will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

None of our executive officers or directors, as listed on Schedule A of this Offer to Amend, will be eligible to participate in this offer.

2.	Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under either the BEA Systems, Inc. 1997 Stock Incentive Plan or the BEA Systems, Inc. 2000 Non-Qualified Stock Incentive Plan (together, the “BEA Systems Stock Plans”);

•

the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s grant date for financial reporting purposes, as determined by BEA Systems (that is, it was granted at a “discount” to the then current fair market value of the underlying stock);

•

the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”), however, with respect to any Canadian Employee, the option need not be unvested as of December 31, 2004; and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer. For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.

If you choose to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on the offer website, including any options which are legally, but not beneficially, owned by you. In other words, you must accept the offer with respect to all the shares subject to each particular eligible option. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. Please note that because you are the legal owner of an eligible option, BEA Systems will respect an election properly made by you and accepted by BEA Systems and will not be responsible to you or any beneficial owner of the eligible option for any errors made by you with respect to such an election.

Subject to the terms of this offer and upon our acceptance of your election to participate in the offer with respect to all of your eligible options, you will receive the following consideration:

1. Each eligible option will be amended to increase the exercise price per share to the fair market value of a share of common stock of BEA Systems on the measurement date of such eligible option for financial reporting purposes (the “new exercise price”). If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price.

On the commencement of the offer you will receive an e-mail announcing the offer with a link to the offer website, which will list each of your eligible options and, for each eligible option, the original exercise price of your eligible options, and the new exercise price of the eligible options, should you accept this offer with respect to those options.

2. You will receive a cash payment with respect to each eligible option that has an exercise price less than $21.00. The cash payment will be equal to the difference between the new exercise price per share of each amended option and the original exercise price per share, multiplied by the number of unexercised shares of BEA Systems common stock subject to such eligible option, less applicable tax withholding. You will receive this cash payment on or promptly following January 2, 2008, as a result of applicable legal requirements, which are described in further detail in Question and Answer 11. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

The offer website will list the number of unexercised shares subject to each of your eligible options and the cash payment you will be entitled to receive for each eligible option that has an exercise price less than $21.00 that you elect to have amended. Your cash payment, if any, will be subject to any applicable tax withholding.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example

The following example is for illustration purposes only.

Assume that you were issued an option to purchase 3,101 shares of BEA Systems common stock with an original exercise price per share equal to $11.70 per share. Of the number of shares subject to your option, assume that 2,126 shares vested on or before December 31, 2004 and 975 shares subject to the option vested after December 31, 2004 and remain unexercised. On the option’s grant date, assume that the fair market value of BEA Systems common stock was $16.42 per share. The option will be an eligible option with respect to 975 shares (the 2,126 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible) and if you accept this offer with respect to the option pursuant to the terms of the offer you will receive the following:

•	The outstanding option to purchase 975 shares will be amended to increase the exercise price to $16.42 per share.

•

A cash payment of $4,602 ($16.42 minus $11.70 multiplied by 975 shares) (the portion of the option eligible as of the expiration date of the offer), less any applicable tax withholding, will be payable on or promptly following January 2, 2008.

The vesting of your amended options will not change. As a result, once you cease to be an employee, there will be no further vesting of your amended options.

All amended options will be subject to the terms of the option plan under which they were granted and the option agreements between you and BEA Systems, as amended in accordance with this offer. The current forms of option agreement under the BEA Systems Stock Plans are attached as exhibits to the Schedule TO with which this offer has been filed. See Section 9 of this Offer to Amend for a description of the BEA Systems Stock Plans.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on December 14, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

BEA Systems has determined that certain options granted under the BEA Systems Stock Plans have been issued with an exercise price less than the fair market value of the underlying BEA Systems common stock on the date of grant for financial reporting purposes (i.e., at a discount), as determined by BEA Systems, to certain eligible employees. Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 will likely subject employees subject to taxation in the United States to unfavorable tax consequences. If the eligible options are amended, the potential unfavorable tax consequences, as described in Section 14 of this Offer to Amend and Schedules B, C, D and E of this Offer to Amend, may be eliminated, as applicable to you.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any material extraordinary transaction, such as a merger, reorganization or liquidation involving the Company, except as described below;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•

any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from The Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

As described earlier under “Risks of Participating in the Offer – Risks Related to the Recent Acquisition Speculation and Investor Actions,” there has been an offer (which expired) to acquire us and there continues to be speculation regarding the acquisition of us.

In September 2001, March 2003, May 2004, March 2005 and May 2007, our Board of Directors approved stock repurchases that in aggregate equaled $1,500.0 million of our common stock under a share repurchase program. No purchases have been made in fiscal year 2008 through the date hereof due to the stock option review. Currently, a remaining $621.7 million is available for repurchase under our share repurchase program, and we may commence repurchasing shares from time to time pursuant to this share repurchase program.

In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, the Company makes changes in the composition and structure of its Board of Directors and/or management. The Company expects that it will continue to make changes in this regard.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. BEA Systems has engaged an independent firm to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. This firm will not provide tax advice specific to an individual’s circumstances or make any recommendation. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. If you have general questions about the offer or tax information about this offer, we recommend that you review the offer materials which are available at https://bea409a.equitybenefits.com/. You may also log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or call (408) 817-4355 should you have any questions about the offer.

BEA Systems has prepared communications regarding the offer, and a third party will provide general tax information regarding the offer. Neither BEA Systems nor the third party will provide tax advice specific to an individual’s circumstances or make any recommendation.

4.	Procedures for electing to participate in this offer.

Proper election to elect to participate in this offer.

Participation in this offer is voluntary. If you are an eligible optionee, you will receive on the commencement of the offer an e-mail announcing the offer with a link to the offer website. Once you have logged onto the offer website and clicked on the MAKE AN ELECTION button, you will be directed to your election form that contains the following personalized information with respect to each eligible option you hold:

•	the grant date indicated for that option on the applicable option agreement;

•	the current exercise price per share in effect for that option;

•	the number of shares of the Company’s common stock purchasable under that option;

•

the actual grant date of that option (as determined by the Audit Committee of the Board of Directors of the Company in connection with its independent review of the Company’s historical stock option grant practices);

•	the fair market value per share of the Company’s common stock on the actual grant date;

•	a description of any cash payments with respect to the eligible options that have an exercise price less than $21.00; and

•	other relevant information.

You will need to check the appropriate box next to your eligible options to indicate whether you elect to amend that option in accordance with the terms of the offer. After completing the election form, you have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records. You will then have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Stock Administration at (408) 570-8970 before 9:00 p.m., Pacific Time, on December 14, 2007. To obtain a paper election form, please contact Stock Administration via fax at (408) 570-8970 or by e-mail at stock-admin@bea.com, or you may download and print the form at https://bea409a.equitybenefits.com/.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on December 14, 2007. If we extend the offer beyond that deadline, you must complete the process before the extended expiration date of the offer.

We will not accept delivery of any election form after expiration of the offer. If we do not receive a properly completed and duly executed election form from you before the expiration of the offer, we will not accept your eligible options for amendment. Those options will not be amended or replaced pursuant to this offer, and no cash payment will be made with respect to those options.

If you participate in this offer, you must accept this offer with respect to the entire eligible portion of all of your eligible options. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will send you on the commencement of the offer an e-mail announcing the offer with a link to the offer website, which will list each of your eligible options (including the numbers of shares subject to the option and its original exercise price), the new exercise price that will apply if the option is amended and the cash payments with respect to eligible options that have an exercise price less than $21.00, if amended. If you hold an option that is not listed on the offer website, the option is not an eligible option. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

Except as noted in Section 5, your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on December 14, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date and time. You may change your mind after you have submitted an election form and withdraw your election at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

The delivery of all documents, including election forms, is at your risk. BEA Systems intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Stock Administration at stock-admin@bea.com. Only election forms that are complete, signed and actually received by the Company by the deadline will be accepted. Election forms may only be submitted via the offer website or by fax. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all options with respect to which proper elections are made promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted will be amended on the expiration date, which we presently expect will be December 14, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are timely made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between BEA Systems and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may only withdraw all your options from participation in this offer and any such withdrawal must be in accordance with the provisions of this section:

(i) You may withdraw your election to amend at any time before 9:00 p.m., Pacific Time, on December 14, 2007, unless the offer is extended (in which case, you may withdraw your election at any time before the extended offer expires). In addition, unless we accept and amend or replace your eligible options before 9:00 p.m., Pacific Time, on January 14, 2008 (the 40th business day after the November 15, 2007 commencement date of the offer), you may withdraw your election to amend eligible options at any time thereafter and before we accept your election.

(ii) To validly withdraw your election to amend eligible options, you must use the offer website at https://bea409a.equitybenefits.com/ to revise your election form to indicate the eligible options that you no longer wish to amend. Alternatively, you may change your existing election by completing a new paper election form and returning it to the Company via facsimile to Stock Administration at (408) 570-8970 before 9:00 p.m., Pacific Time, on December 14, 2007. To obtain a paper election form, please contact to Stock Administration via fax at (408) 570-8970 or by e-mail at stock-admin@bea.com, or you may download and print the form at https://bea409a.equitybenefits.com/.

You may only revise your election form to withdraw your eligible options while you still have the right to withdraw your election to amend in accordance with subparagraph (i) above.

YOU MAY NOT WITHDRAW ONLY A PORTION OF YOUR ELECTION TO AMEND ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW YOUR ELECTION TO AMEND ELIGIBLE OPTION, YOU MUST WITHDRAW ALL OF YOUR ELIGIBLE OPTIONS.

Any election to amend eligible options you withdraw will no longer be deemed elected pursuant to the offer, unless you properly re-elect to amend that option before the Expiration Date by following the election procedures described herein.

Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must log on to the offer website at https://bea409a.equitybenefits.com/ and click on the MAKE AN ELECTION button to proceed with your election before the expiration date by following the procedures described in Section 4 of this Offer to Amend.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. BEA Systems intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your withdrawal form and/or any election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Stock Administration at stock-admin@bea.com.

Only withdrawal forms that are complete, signed (electronically or otherwise), and actually received by the Company by the deadline will be accepted. Withdrawal forms may be submitted only via the offer website or by fax. Withdrawal forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.	Acceptance of options for amendment, issuance of cash payments, and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date.

Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date (but following the expiration of the offer), which is on the same date as the expiration date. We expect that the expiration date will be December 14, 2007 at 9:00 p.m., Pacific Time, unless the offer period is extended. If the expiration of the offer is delayed, the expiration date will be similarly delayed.

For purposes of the offer, we will have accepted options for you with respect to which valid elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

If you choose to accept this offer with respect to all of your eligible options, you eligible options will be amended and you will be entitled to receive in lieu thereof amended options and a cash payment for each eligible option that has an exercise price less than $21.00, as described in Section 2 of this Offer to Amend, subject to any applicable tax withholding. Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the same date as the expiration date. The amendment date will be December 14, 2007, unless the offer period is extended.

Any cash payment owed to you will be paid to you, less any applicable tax withholding, on or promptly following January 2, 2008. This payment will not be subject to any vesting conditions, including continued employment, or otherwise be subject to forfeiture.

The tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options impose certain requirements regarding the timing of any cash payments you may be entitled to receive with respect to your eligible options that have an exercise price less than $21.00 that you elect to amend pursuant to this offer. Federal law does not allow us to make cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments is in January 2008.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you will not receive any cash payment for those exercised options. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the Nasdaq Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer;

•

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	there shall have been instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•

a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•	any person, entity or group has purchased all or substantially all of our assets;

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares;

•

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of on eligible options; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Amend);

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of BEA Systems that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, The Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The BEA Systems common stock that underlies your options is traded on The Nasdaq Global Select Market under the symbol “BEAS.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending January 31, 2008
4th Quarter (to November 12, 2007)	17.32	16.55
3rd Quarter	18.94	11.02
2nd Quarter	14.32	10.50
1st Quarter	13.34	10.80
Fiscal Year Ended January 31, 2007
4th Quarter	16.28	12.00
3rd Quarter	16.77	10.81
2nd Quarter	13.77	11.05
1st Quarter	14.29	10.20
Fiscal Year Ended January 31, 2006
4th Quarter	10.85	8.75
3rd Quarter	9.67	8.09
2nd Quarter	9.41	6.86
1st Quarter	8.94	6.78
Fiscal Year Ended January 31, 2005
4th Quarter	9.86	7.89
3rd Quarter	8.20	5.92
2nd Quarter	11.50	6.02
1st Quarter	14.29	11.32

On November 12, 2007, the closing sale price of our common stock, as reported by The Nasdaq Global Select Market was $16.58 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of amended options.

Consideration.

In addition to amending your eligible options, we will make cash payments with respect to eligible options that have an exercise price less than $21.00 for which proper elections have been made and accepted as described in Section 2 of this Offer to Amend. These cash payments will be made from our general corporate assets, and you will be a general creditor of BEA Systems with respect to any of these cash payments until they are received. Therefore, if the Company’s assets are insufficient to make the payments, you may not be paid. You will receive no cash payment with respect to any eligible option that has an exercise price that is equal to or greater than $21.00.

If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 12,738,002 shares of our common stock, or approximately 3.2% of the total shares of our common stock outstanding as of October 31, 2007, and the maximum aggregate cash payments payable pursuant to the offer will be $10.1 million.

General terms of amended options.

If we have accepted your election to amend your options, you will receive the consideration described in Section 2 of this Offer to Amend. Each amended option will be amended on the amendment date (expected to be December 14, 2007).

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.

The following description summarizes the material terms of the BEA Systems Stock Plans. Our statements in this Offer to Amend concerning the BEA Systems Stock Plans and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the BEA Systems Stock Plans, and the forms of option agreement under the BEA Systems Stock Plans, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please e-mail Stock Administration at stock-admin@bea.com to receive a copy of the BEA Systems Stock Plans and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the BEA Systems Stock Plans.

2000 Non-Qualified Stock Incentive Plan

Purpose

The purpose of the BEA Systems, Inc. 2000 Non-Qualified Stock Incentive Plan is to attract and retain the best available personnel, to provide additional incentive to employees (who are not officers) and consultants (who are not directors) and to promote the success of the Company’s business.

Awards under the plan

The 2000 Non-Qualified Stock Incentive Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units and performance shares to eligible employees and consultants. Subject to adjustments upon changes in capitalization, the maximum aggregate number of shares which may be issued pursuant to all awards is 8,000,000 shares.

Plan administration

With respect to grants of awards to consultants and employees who are neither directors nor officers of the Company, the 2000 Non-Qualified Stock Incentive Plan will be administered by (a) the Company’s Board of Directors (the “Board”), or (b) a committee designated by the Board, which committee will be constituted so as to satisfy applicable laws (the “Administrator”). Once appointed, the committee will continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more officers to grant awards and may limit such authority as the Board determines from time to time consistent with applicable laws.

Subject to applicable laws and to the terms of the 2000 Non-Qualified Stock Incentive Plan, the Administrator has the authority, in its discretion: (i) to select the employees and consultants to which awards may be granted; (ii) to determine whether and to what extent awards are granted; (iii) to determine the number of shares or the amount of other consideration to be covered by each award; (iv) to approve forms of award agreements for use under the 2000 Non-Qualified Stock Incentive Plan; (v) to determine the terms and conditions of any award; (vi) to amend the terms of any outstanding award, provided that any amendment that would adversely affect the grantee’s rights under an outstanding award will not be made without the grantee’s written consent; (vii) to construe and interpret the terms of the 2000 Non-Qualified Stock Incentive Plan and awards granted pursuant to the plan, including without limitation, any notice of award or award agreement, granted pursuant to the plan; (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford grantees favorable treatment under such laws; provided, however, that no award will be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the 2000 Non-Qualified Stock Incentive Plan; and (ix) to take such other action, not inconsistent with the terms of the 2000 Non-Qualified Stock Incentive Plan, as the Administrator deems appropriate.

Eligibility

Awards may be granted to employees and consultants of the Company or any related entity (as such term is defined in the 2000 Non-Qualified Stock Incentive Plan). Officers and directors of the Company are not eligible to receive awards under the 2000 Non-Qualified Stock Incentive Plan. An employee or consultant who has been granted an award may, if otherwise eligible, be granted additional awards. Awards may be granted to such employees or consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

Term of awards

The term of each award will be the term stated in the award agreement.

Exercise price

The exercise or purchase price, if any, for an award will be (i) in the case of a non-qualified stock option, the per share exercise price will be not less than eighty-five percent (85%) of the fair market value per Share on the date of grant unless otherwise determined by the Administrator, and (ii) in the case of other awards, such price as is determined by the Administrator. Notwithstanding the foregoing, in the case of an award issued pursuant to an acquisition and other transactions, the exercise or purchase price for the award will be determined in accordance with the principles of Section 424(a) of the Code.

An award agreement may, but need not, include a provision whereby the grantee may elect at any time while an employee or consultant to exercise any part or all of the award prior to full vesting of the award. Any unvested shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a related entity (as such term is defined in the 2000 Non-Qualified Stock Incentive Plan) or to any other restriction the Administrator determines to be appropriate.

Vesting and exercise

Any award granted under the 2000 Non-Qualified Stock Incentive Plan will be exercisable at such times and under such conditions as determined by the Administrator under the terms of the 2000 Non-Qualified Stock Incentive Plan and specified in the award agreement.

An award granted under the 2000 Non-Qualified Stock Incentive Plan may not be exercised after the termination date of such sward set forth in the award agreement and may be exercised following the termination of a grantee’s continuous service only to the extent provided in his or her award agreement.

Continuous service means that services to the Company or a related entity (as such term is defined in the 2000 Non-Qualified Stock Incentive Plan) in any capacity of employee or consultant is not interrupted or terminated. Continuous service will not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any related entity, or any successor, in any capacity of employee or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a related entity in any capacity of employee or consultant (except as otherwise provided in the award agreement). An approved leave of absence will include sick leave, military leave, or any other authorized personal leave.

Where a grantee’s award agreement permits the grantee to exercise an award following the termination of the grantee’s continuous service for a specified period, the award will terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever occurs first.

Adjustments upon corporate transactions

Although we do not currently anticipate any such merger or acquisition, if we engage in a corporate transaction (as such term is defined in the 2000 Non-Qualified Stock Incentive Plan), prior to the expiration of the offer, and except as may be provided in an award agreement, then effective upon the consummation of a corporate transaction (as such term is defined in the 2000 Non-Qualified Stock Incentive Plan), all outstanding awards under the 2000 Non-Qualified Stock Incentive Plan will terminate. However, all such awards will not terminate if they are, in connection with the corporate transaction, assumed by the successor corporation or parent thereof.

In the event of, and effective upon, the consummation of a related entity disposition (as such term is defined in the 2000 Non-Qualified Stock Incentive Plan), for purposes of the plan and all awards, the continuous service of each grantee who is at the time engaged primarily in service to the related entity involved in such related entity disposition, will be deemed to terminate and each award of such grantee which is at the time outstanding under the 2000 Non-Qualified Stock Incentive Plan will be exercisable in accordance with the terms of the award agreement evidencing such award. However, such continuous service will not be deemed to terminate if such award is, in connection with the related entity disposition, assumed by the successor entity or its parent.

Changes in capitalization

The 2000 Non-Qualified Stock Incentive Plan generally provides that, subject to any required action by the stockholders of the Company, the number of shares covered by each outstanding award, and the number of shares which have been authorized for issuance under the 2000 Non-Qualified Stock Incentive Plan but as to which no awards have yet been granted or which have been returned to the 2000 Non-Qualified Stock Incentive Plan, the exercise or purchase price of each such outstanding award, as well as any other terms that the Administrator determines require adjustment will be proportionately adjusted for (i) any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares, or similar event affecting the shares, (ii) any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to common stock to which Section 424(a) of the Code applies or any similar transaction; provided, however that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration.” Such adjustment will be made by the Administrator and its determination will be final, binding and conclusive.

Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason hereof will be made with respect to, the number or price of shares subject to an award.

Transferability of options

Awards may be transferred by gift or through a domestic relations order to members of the grantee’s immediate family (as such term is defined in the 2000 Non-Qualified Stock Incentive Plan) to the extent provided in his or her award agreement or in the manner and to the extent determined by the Administrator.

1997 Stock Incentive Plan

Purpose

The purpose of the 1997 Stock Incentive Plan is to give the Company’s employees and others who perform substantial services to the Company an incentive, through ownership of the Company’s common stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

Awards under the plan

The 1997 Stock Incentive Plan permits the grant of incentive stock options within the meaning of Section 422 of the Code only to employees of the Company or any parent or subsidiary corporation of the Company. Awards other than incentive stock options may be granted to employees, directors and consultants.

The 1997 Stock Incentive Plan provides for the grant of (i) shares, (ii) incentive and non-qualified stock options, stock appreciation rights or similar rights with an exercise or conversion privilege at a fixed or variable price related to the Company’s common stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the common stock of the Company (collectively, the “awards”). Such awards include, without limitation, options, stock appreciation rights, sales or bonuses of restricted stock, dividend equivalent rights, performance units or performance shares.

Shares subject to the plan

The number of shares automatically added to the 1997 Stock Incentive Plan on the first business day of each fiscal year beginning with February 1, 2000 will be a number of shares determined by the plan administrator but not to exceed 6% of the number of shares of Company common stock outstanding as of the last day of the immediately preceding fiscal year and not to exceed 6,000,000 shares.

Administration

The 1997 Stock Incentive Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the plan administrator, defined as the Board of Directors of the Company or a committee designated by the Board. The committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”). With respect to awards subject to Code Section 162(m), the committee will be comprised solely of two or more “outside directors” as defined under Code Section 162(m) and applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and Code Section 162(m), the Board of Directors may authorize one or more officers to grant such awards.

Amendment and termination

The Board may at any time amend, suspend or terminate the 1997 Stock Incentive Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents therein, the Company will obtain stockholder approval of any amendment to the 1997 Stock Incentive Plan in such a manner and to such a degree as required. On July 19, 2006, the Board determined not to issue any further shares under the 1997 Plan in connection with the adoption and stockholder approval of the 2006 Stock Incentive Plan.

Other terms

Awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the plan administrator may determine from time to time.

Terms and conditions of awards

The 1997 Stock Incentive Plan authorizes the plan administrator to select the employees, directors and consultants of the Company to whom awards may be granted and to determine the terms and conditions of any award; however, the term of an incentive stock option may not be for more than 10 years (or 5 years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company). The 1997 Stock Incentive Plan authorizes the plan administrator to grant awards at an exercise price determined by the plan administrator. In the case of incentive stock options, such price cannot be less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company) of the fair market value of the Company’s common stock on the date the option is granted. The exercise price of awards intended to qualify as performance-based compensation for purposes of Code Section 162(m) shall not be less than 100% of the fair market value.

The exercise price is generally payable in cash or, in certain circumstances, with a promissory note, with such documentation as the plan administrator and the broker, if applicable, shall require to effect an exercise of an award and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or with shares of Common Stock. The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the agreements to be issued under the 1997 Stock Incentive Plan.

Change of control

The plan administrator has the authority to accelerate the vesting schedule of awards so that they become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a corporate transaction, a change in control or a subsidiary disposition (each as defined in the 1997 Stock Incentive Plan).

Effective upon the consummation of the corporate transaction (as defined in the 1997 Stock Incentive Plan), all outstanding awards under the 1997 Stock Incentive Plan will terminate unless assumed by the successor company or its parent. In the event of a change in control or a subsidiary disposition (each as defined in the 1997 Stock Incentive Plan), each award shall remain exercisable until the expiration or sooner termination of the award term. The 1997 Stock Incentive Plan also permits the plan administrator to include a provision whereby the grantee may elect at any time while an employee, director or consultant to exercise any part or all of the award prior to full vesting of the award.

Transferability

Under the 1997 Stock Incentive Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 1997 Stock Incentive Plan permits the designation of beneficiaries by holders of incentive stock options. Other awards are transferable to the extent provided in the award agreement.

Under the 1997 Stock Incentive Plan, the plan administrator may establish one or more programs under the 1997 Stock Incentive Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The plan administrator also may establish separate programs for the grant of particular forms of awards to one or more classes of grantees.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult your own financial, legal and/or tax advisors to discuss the consequences to you of participating or not participating in this offer.

In addition, California imposes and some other states may impose additional income taxes and interest charges. We recommend that you consult your financial, legal and/or tax advisors regarding any personal tax consequences, including any state tax consequences.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you as a consequence of your participation in the offer. Certain eligible employees may be subject to the tax laws in the United States and to the tax laws in Australia, Canada, China or Singapore. If you are subject to the tax laws in Australia, Canada, China or Singapore, please see the description of the personal tax consequences under the tax laws of Australia, Canada, China or Singapore, which is included in Schedules B, C, D and E to this Offer to Amend. We strongly recommend that you consult your own financial, legal and/or tax advisors to discuss the consequences to you of participating or not participating in this offer.

10.	Information concerning the Company.

BEA Systems is a world leader in enterprise application and service infrastructure software. Application infrastructure provides an important part of the foundational software necessary for enterprise applications to run reliably and securely, to serve large numbers of users and to process large numbers of transactions. Our products have been adopted in a wide variety of industries, including telecommunications, commercial and investment banking, securities trading, government, manufacturing, retail, airlines, pharmaceuticals, package delivery and insurance. Our products serve as a platform for systems such as billing, provisioning, customer service, electronic funds transfer, ATM networks, securities trading and settlement, online banking, Internet sales, inventory management, supply chain management, enterprise resource planning, scheduling, logistics and hotel, airline and car rental reservations. In addition, we offer associated customer support, training and consulting services.

BEA Systems was incorporated in Delaware in June 1995.

Our principal executive offices are located at 2315 North First Street, San Jose, California 95131, and our telephone number is (408) 570-8000.

The financial information included in our annual report on Form 10-K for the fiscal year ended January 31, 2007 and our quarterly reports on Form 10-Q for the fiscal quarters ended April 30, 2007 and July 31, 2007, is incorporated herein by reference. Please see Section 17 of this Offer to Amend entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $3.66 on July 31, 2007.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Six Months Ended
	January 31, 2006	January 31, 2007	July 31, 2007
Ratio of earnings to fixed charges	5.64	1.30	9.60

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by BEA Systems to be representative of the interest factor of rental payments under operating leases.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Amend as Schedule A. None of our executive officers or directors will be eligible to participate in this offer.

As of October 31, 2007, our executive officers and directors (17 persons) as a group held options unexercised and outstanding under our 1997 Stock Incentive Plan to purchase a total of 14,799,855 of our shares, which represented approximately 25.5% of the shares subject to all options outstanding under our 1997 Stock Incentive Plan as of that date. As of the same date, none of our executive officers and directors held options unexercised and outstanding under our

2000 Non-Qualified Stock Incentive Plan.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under the BEA Systems Stock Plans outstanding as of October 31, 2007. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under our 1997 Stock Incentive Plan, which was 58,065,237 as of October 31, 2007, and under our 2000 Non-Qualified Stock Incentive Plan, which was 2,409,505 as of that same date. Our executive officers and directors listed below are not eligible to participate in the offer.

Name	Number of Options Outstanding Under the BEA Systems Stock Plans as of October 31, 2007	Percentage of Total Outstanding Options Under the BEA Systems Stock Plans
Alfred S. Chuang,	7,011,094	11.6%
Chief Executive Officer, President and Chairman of the Board of Directors
Mark T. Carges	884,978	1.5
Executive Vice President, Business Interaction Division
Mark P. Dentinger	1,031,400	1.7
Executive Vice President and Chief Financial Officer
David L. Gai	527,500	*
Executive Vice President, Worldwide Services
Richard T. Geraffo, Jr.	692,500	1.1
Executive Vice President, Worldwide Sales
William M. Klein	1,984,233	3.3
Executive Vice President, Corporate Development
Wai M. Wong	793,150	1.3
Executive Vice President, Products
Andrew Dahlkemper	—	*
Executive Vice President, Human Resources
Robin A. Abrams	—	*
Director
L. Dale Crandall	250,000	*
Director
Stewart K. P. Gross	250,000	*
Director
William H. Janeway	280,000	*
Director
Dean O. Morton	585,000	*
Director
Bruce A. Pasternack	100,000	*
Director
Kiran M. Patel	—	*
Director
George Reyes	250,000	*
Director
Richard T. Schlosberg, III	160,000	*
Director

*	Less than 1%.

Neither we, nor any of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of BEA Systems were engaged in transactions involving our options to purchase common stock during the 60 days before and including the commencement of this offer.

12.	Status of options amended by us in the offer; accounting consequences of the offer.

Options for which we accept elections under this offer will be amended under the BEA Systems Stock Plans.

The offer is considered a repricing of options with respect to all eligible options and as a result, the Company may record additional stock based compensation charges, if any, equal to the originally measured fair value on the date of grant that is yet to be recognized as of the repricing date, plus any incremental compensation attributable to the modification. The determination of incremental compensation will be based on the excess, if any, of the fair value of the repriced options plus the cash payment that is the excess of the fair value of the options just prior to the repricing.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment of options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to amend options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or tax regulations from amending options on the amendment date, we will not amend any options subject to such provisions. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the amendment, but if the amendment is prohibited on the amendment date we will not amend any options subject to such provisions.

14.	Material United States federal income tax consequences.

If you participate in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for employees subject to taxation in the United States. This discussion is based on the Code, as amended, its legislative history, Treasury Department finalized and proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences will depend upon that employee’s individual circumstances. No IRS private letter ruling or other consultation with the IRS has been sought in connection with this offer, and no written opinion has been sought or prepared by tax counsel at the Company’s request pertaining to the tax consequences of the offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you as a consequence of participating in the offer. Please see Schedules A, B, C, D and E for more information.

In addition, certain states have adopted laws similar to Section 409A. Consequently, you may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and imposes a 20% income tax with regard to discounted stock options (in addition to the federal 20% income tax, interest charges and any regular federal and state income taxes). We strongly recommend that you consult your financial, legal and/or tax advisors to discuss the consequences to you of participating or not participating in this offer.

We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how BEA Systems has addressed the situation and the choices you have, and (iii) answer other questions you may have, you may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or call (408) 817-4355 should you have any questions about the offer.

BEA Systems has prepared communications regarding the offer, and a third party will provide general tax information regarding the offer. Neither BEA Systems nor the third party will provide tax advice specific to an individual’s circumstances or make any recommendation.

Cash payments

The cash payments you will receive for your eligible options that have an exercise price less than $21.00 under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee of BEA Systems at the time your eligible options were granted, any income recognized upon your receipt of any cash payment and/or interest component will constitute wages for which withholding will be required.

Amended options.

If you choose to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options should be treated as a non-taxable exchange.

All eligible options are nonstatutory stock options for purposes of United States tax law (including options that were originally intended to be incentive stock options). Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant or amendment of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock should be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your eligible options that are amended should no longer be subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is generally treated as capital gain or loss. If you were an employee of BEA Systems at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the offer. To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how BEA Systems has addressed the situation and the choices you have, and (iii) answer other questions you may have, you may log on to http://inweb.bea.com/tenderoffer to view a recorded informational video fully explaining the offer or call (408) 817-4355 should you have any questions about the offer.

BEA Systems has prepared communications regarding the offer, and a third party will provide general tax information regarding the offer. Neither BEA Systems nor the third party will provide tax advice specific to an individual’s circumstances or make any recommendation.

If you do not participate in this offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for employees subject to taxation in the United States. This discussion is based on the Code, its legislative history, Treasury Department finalized and proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. In addition, some states, including California, may impose additional income taxes.

We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the offer, as the tax consequences to you are dependent on your individual tax situation. You may also submit general questions about the terms of this offer or requests for general tax information about this offer via https://bea409a.equitybenefits.com/.

Your decision not to accept this offer with respect to your eligible options should result in potentially adverse tax consequences to you. Please read this section carefully and talk to your financial, legal and/or tax advisors about your decision regarding participation in this offer.

As a result of participation in this offer, you should avoid potentially adverse tax consequences associated with your eligible options. Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and incur an additional federal 20% income tax, plus interest charges. An option with a fixed exercise date would specify at the time of grant that the option could be exercised, for example, only in the year following the year in which the option vested. The eligible options were granted at a discount and do not have fixed exercise dates. As a result, holders of such options may have income recognition and owe an additional 20% income penalty tax as well as be liable for certain interest penalties.

The Treasury Department and the IRS issued final regulations with respect to Section 409A, but the regulations do not provide comprehensive guidance with respect to the tax consequences of discount options. Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible employees should have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and should be subject to the federal 20% additional income tax on the spread, plus interest charges, under Section 409A. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees should be subject to additional annual income taxes, plus interest charges on any increase in value of the underlying stock.

In addition, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and imposes income tax recognition and incur an additional state 20% income tax with regard to discounted stock options (in addition to the federal 20% income tax, interest charges and any regular federal income taxes).

Example: Assume that you are subject to taxation in California and hold options to purchase 1,000 shares of BEA Systems common stock with an original exercise price per share of $11.70, none of which were vested as of December 31, 2004, and which were granted at a time when the per share fair market value of BEA Systems’ common stock was $16.42. On December 31, 2008 a total of 250 of the shares subject to the option vest and on such date the per share fair market value of BEA Systems’ common stock is $20.00. Under the tax regulations and other published guidance, in the year in which the option vests, you may have taxable income equal to $2,075 (the difference between the $20.00 fair market value and the $11.70 exercise price multiplied by the 250 shares that vest) and owe an additional $830 due to the federal 20% additional income tax imposed under Section 409A and the 20% additional income tax imposed under California law (20% of $415 multiplied by 2). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty

Unfortunately, the Treasury Department and the IRS have not provided comprehensive guidance with respect to the tax consequences of discount options. There is a possibility that future guidance issued may provide some relief with respect to certain eligible options or your personal financial, legal and/or tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance, but BEA Systems will work as quickly as administratively feasible if future guidance is issued to analyze that guidance and provide information to our eligible employees regarding such guidance.

BEA Systems cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the final tax regulations do not provide comprehensive guidance with respect to the tax consequences of discount options. Because this offer involves complex tax considerations, we recommend that you consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States and also subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional income taxes. We recommend that you consult your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences, or participating or not participating in this offer.

15.	Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

BEA Systems has engaged an independent firm to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. That firm will not provide tax advice specific to an individual’s circumstances or make any recommendation. We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.	Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to accept this offer with respect to your options:

1. Our annual report on Form 10-K for our fiscal year ended January 31, 2007, filed with the SEC on November 15, 2007;

2. Our quarterly reports on Form 10-Q for our fiscal quarters ended April 30, 2007 and July 31, 2007, each filed with the SEC on November 15, 2007;

3. Our current reports on Form 8-K filed with the SEC on February 14, 2007, February 15, 2007, February 28, 2007 (both of the current reports on Form 8-K filed on that day), March 2, 2007, March 6, 2007, March 13, 2007, March 14, 2007, March 19, 2007, March 20, 2007, March 29, 2007, April 6, 2007, April 30, 2007, May 16, 2007 (only the information reported under Item 8.01 is incorporated herein by reference), May 29, 2007, June 15, 2007, July 6, 2007, July 13, 2007, August 1, 2007, August 7, 2007, August 20, 2007, September 7, 2007, September 14, 2007, September 20, 2007, September 25, 2007, October 10, 2007 (both of the current reports on Form 8-K filed on that day), November 2, 2007 and November 14, 2007 (four current reports on Form 8-K filed on that day); and

4. The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on April 10, 1997 and the description of our preferred share rights contained in our registration statement on Form 8-A filed with the SEC on October 1, 2001, and any further amendment or report filed hereafter for the purpose of updating such descriptions.

The SEC file number for these filings is 0-22369. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to Stock Administration, BEA Systems, Inc., 2315 North First Street, San Jose, California 95131. You can also view and print additional copies of the Offer to Amend, the election form and this withdrawal form at https://bea409a.equitybenefits.com/.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Our audited consolidated financial statements as of and for the fiscal years ended January 31, 2007, 2006 and 2005 included under “Part IV—Item 15—Exhibits, Financial Statement Schedules” in our annual report on Form 10-K for our fiscal year ended January 31, 2007 and our unaudited condensed consolidated financial statements for the three and six months ended July 31, 2007 and 2006 included under “Part I—Item 1—Financial Statements” in our quarterly report on Form 10-Q for our fiscal quarter ended July 31, 2007 are incorporated herein by reference. We urge you to read our annual report on Form 10-K for our fiscal year ended January 31, 2007 and our quarterly reports on Form 10-Q for our fiscal quarters ended April 30, 2007 and July 31, 2007, as well as the financial and other information included in our other recent SEC filings for a more complete understanding of our financial condition and results of operations. Attached as Schedule F to this Offer to Amend is a summary of our financial information for our fiscal quarter ended July 31, 2007 and our fiscal year ended January 31, 2007. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be amended with respect to the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. BEA Systems has engaged an independent firm to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. That firm will not provide tax advice specific to an individual’s circumstances or make any recommendation. You should rely only on the information in this document or documents to which we have referred you. Except to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF BEA SYSTEMS, INC.

The directors and executive officers of BEA Systems are set forth in the following table:

Name	Position and Offices Held
Alfred S. Chuang	Chief Executive Officer, President and Chairman of the Board of Directors
Mark T. Carges	Executive Vice President, Business Interaction Division
Mark P. Dentinger	Executive Vice President and Chief Financial Officer
David L. Gai	Executive Vice President, Worldwide Services
Richard T. Geraffo, Jr.	Executive Vice President, Worldwide Sales
William M. Klein	Executive Vice President, Corporate Development
Wai M. Wong	Executive Vice President, Products
Andrew Dahlkemper	Executive Vice President, Human Resources
Robin A. Abrams	Director
L. Dale Crandall	Director
Stewart K. P. Gross	Director
William H. Janeway	Director
Dean O. Morton	Director
Bruce A. Pasternack	Director
Kiran M. Patel	Director
George Reyes	Director
Richard T. Schlosberg III	Director

Our executive officers and directors are not eligible to participate in this offer.

The address of each executive officer and director is: c/o BEA Systems, Inc., 2315 North First Street, San Jose, California 95131.

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SCHEDULE B

GUIDE TO TAX ISSUES IN AUSTRALIA

The following is a general summary of the tax consequences of participating in the offer and (possibly) receiving a cash payment pursuant to the offer for individuals who are also subject to tax in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis.

This summary also includes other country specific requirements that may affect your participation in the offer.

Because you are also subject to taxation in the United States, you will have additional or different tax consequences from those described below, as described in the offer. You are advised to seek appropriate professional advice as to how the tax or other laws in Australia and in the United States apply to your specific situation.

Cash Payment

You will be subject to income tax, any applicable Medicare levy and surcharge tax on any cash payment received pursuant to this offer.

Amendment of Options

Your acceptance of this offer and amendment of your eligible options may give rise to taxation. The amendment may be considered a relinquishment of your eligible options in exchange for the right to receive the amended option. Therefore, you may be taxed in relation to both of the following: (1) the “cancellation” of the eligible options; and (2) the grant of the right to receive the amended option.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the eligible options.

If you did not make an election to be taxed in the income year of grant of the eligible options, you may be subject to tax on the market value (as defined under Australian tax law) of the eligible options on the “cancellation” date (i.e., the date on which your eligible options are amended) at your marginal rate of tax.

If the exercise price of the eligible options does not exceed the current market value of the underlying shares at the time of the cancellation, the market value of the eligible options will be equal to the difference between the market value of the underlying shares at the time of the cancellation less the exercise price. If the exercise price of the eligible options exceeds the current market value of the underlying shares at the time of the cancellation, the market value of the eligible options will be determined in accordance with a statutory formula. The market value under the formula is based on the market value of the underlying shares, the exercise price of the eligible options and the remaining exercise period. In accordance with the statutory formula, the market value of the eligible options will be nil where the market value of the underlying shares at the time of cancellation is less than 50% of the exercise price of the eligible options.

If you made an election to be taxed in the income year of the grant of the eligible options, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the eligible options at the time of the cancellation and the market value of the eligible options at the time of the grant. If, at the time of the cancellation of the eligible options, you have held the eligible options for at least one year prior to the cancellation, you will be subject to capital gains tax only on 50% of your capital gain. If you have not held the eligible options for at least one year, you will be subject to capital gains tax on all of your capital gain.

If the market value of the eligible options at the time of cancellation is less than the market value of the eligible options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Tax on Amended Option

For Australian tax purposes, the acquisition of the amended option will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the amended option, but you can elect to pay tax either at the time you acquire the amended option or at a later date. The tax consequences under the two alternatives are detailed below.

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If You Make an Election: If you make an election to pay tax upon the receipt of the amended option, then you must include an amount in your assessable income in the income year in which your eligible options are cancelled. The amount included in your assessable income will be the market value of the amended option at the time of receipt less the market value of the eligible options at the time of cancellation.

Note that if you make an election, then it will cover each right, option and share in BEA Systems that you acquire during the income year.

•

If You Do Not Make an Election: If you do not make an election to pay tax upon the receipt of the amended option, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment time occurs in relation to the amended option (“Alternative Assessment Time”):

(i) when you dispose of the amended option (other than by exercising them);

(ii) when your employment with BEA Systems ceases;

(iii) when the amended option is exercised (assuming that there are no disposal restrictions or forfeiture clauses in respect of the shares); and

(iv) when the amended option expires (subject to a 10 year limit).

The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the amended option will be:

(i) where you dispose of the amended option (or the shares acquired as a result of exercising the amended option) in an arm’s length transaction within 30 days after the Alternative Assessment Time – the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the amended option1 (reduced by the exercise price of the amended option, if the amended option has been exercised); or

(ii) in any other case – the market value of the amended option2 (or the shares acquired as a result of exercising the amended option) at the Alternative Assessment Time less the consideration paid to acquire the amended option (reduced by the exercise price of the amended option, if the amended option has been exercised).

If you lose the benefit of the amended option before you are able to exercise the amended option (e.g., you cease working for BEA Systems before you exercise the amended option), you will be deemed to have never acquired the amended option. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the amended option. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the amended option. In addition, you may also be entitled to a capital loss equal to the amount that you paid tax on as a result of the cancellation of eligible options.

Sale of Shares

When you subsequently sell the shares acquired upon exercise, you will be subject to capital gains tax. You will not be subject to capital gains tax where you sell your shares in an arm’s length transaction within 30 days of the relevant Alternative Assessment Time and you did not make an election to be taxed at the date of grant.

Provided you sell the shares in an arm’s length transaction more than 30 days after the Alternative Assessment Time, the gain will be calculated as the difference between the sale proceeds and the fair market value (as defined under Australian law) of the shares at exercise. If you have held the shares for at least one year at the time of sale, then you may be entitled to a 50% capital gains tax discount, in which case, only 50% of this amount will be subject to capital gains tax. If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

[1]	Please note that the consideration paid to acquire the amended option is equal to the market value of the eligible options as of the date they were cancelled.
[2]	Please note that the consideration paid to acquire the amended option is equal to the market value of the eligible options as of the date they were cancelled.

Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the fair market value of shares at the time of exercise, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Withholding and Reporting

Your employer is not required to withhold taxes with respect to the offer, the receipt of the amended option, the exercise of the amended option, the sale of shares or the receipt of any cash payment in connection with the offer. You will be responsible for reporting and paying any taxes arising due to the offer, the grant of the amended option, the exercise of the amended option, the sale of shares or the receipt of any cash payment, including income tax and Medicare levy and surcharge (if applicable).

Securities Law Notice

If you acquire shares of stock pursuant to the exercise of your amended option and you offer your shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should consult your personal legal advisor regarding your disclosure obligations prior to making any such offer.

SCHEDULE C

GUIDE TO TAX ISSUES IN CANADA

The following is a general summary of the general Canadian federal tax consequences of participating in the offer and (possibly) receiving a cash payment pursuant to the offer for individuals who are also subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences (including provincial variations) that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis.

This summary also includes other country specific requirements that may affect your participation in the offer.

Because you are also subject to taxation in the United States, you will have additional or different tax consequences from those described below, as described in the offer. You are advised to seek appropriate professional advice as to how the tax or other laws in Canada and in the United States apply to your specific situation.

Cash Payment

You will be subject to income tax and Canada Pension Plan (“CPP”) contributions (to the extent you have not already exceeded your annual contribution ceiling) on any cash payment received pursuant to this offer.

Amendment of Options

You will likely not be subject to tax at the time you accept this offer and your eligible options are amended. Please note, however, that the result is not completely certain.

Exercise of Amended Options

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your amended option, you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your taxable income. Under guidance issued by the Canada Revenue Agency (“CRA”), only one-half of this “gain” may be subject to tax; that is, you may be able to permanently exclude one-half of this “gain” from taxable income. You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

You may also be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may only defer the tax on the gain at exercise on up to C$100,000 worth of options that vest in any one-year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

You will be subject to CPP contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual contribution ceiling.

Please note that under current CRA guidance, it is likely that the deduction and deferral are available for amended options (although this result is not completely certain). Thus, please check with your tax advisor to determine if the deduction and deferral apply to your situation.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

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One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the income recognized at exercise and any amount excluded under the one-half exemption rule, if applicable, to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your amended option.

Your employer will also withhold income tax and CPP contributions (to the extent you have not exceeded the applicable contribution ceiling) on the amended options. You will be responsible for paying any and all taxes due upon the sale of shares. For each year that you defer taxation, if any, you must file a Form T1212 with the CRA with your annual tax return.

Your employer will also withhold income tax and any CPP contributions to the extent you receive a cash payment.

Securities Law Information

You are permitted to sell shares through the designated broker appointed by BEA Systems, if any, provided the resale of shares acquired upon exercise of your amended option takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on The NASDAQ Global Select Market.

Special Notice for Quebec Employees

You acknowledge that it is your express wish that this offer, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Vous reconnaisez que c’est votre desire exprés d’avoir exigé la rédaction en anglais de cet offre, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

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SCHEDULE D

GUIDE TO TAX ISSUES IN CHINA

The following is a general summary of the tax consequences of participating in the offer and (possibly) receiving a cash payment pursuant to the offer for individuals who are also subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences (including provincial variations) that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis.

This summary also includes other country specific requirements that may affect your participation in the offer.

Because you are also subject to taxation in the United States, you will have additional or different tax consequences from those described below, as described in the offer. You are advised to seek appropriate professional advice as to how the tax or other laws in China and in the United States apply to your specific situation.

Cash Payment

You will be subject to income tax (and possibly any applicable social insurance contributions) on any cash payment received pursuant to this offer.

Amendment of Options

You will likely not be subject to tax at the time you accept this offer and your eligible options are amended. Please note, however, that this result is not completely certain.

Exercise of Amended Options and Sale of Shares

You will be subject to income tax and you may be subject to social insurance contributions when you exercise your amended option. You will be taxed based on the difference (or spread) between the fair market value of the shares at exercise and the exercise price.

Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your amended option. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, less any applicable income tax, social insurance contributions and brokerage fees.

Withholding and Reporting

Your employer is required to withhold and report income tax and may be required to withhold and report social insurance contributions when you exercise your amended option.

Your employer will also withhold income tax and any applicable social insurance contributions to the extent you receive a cash payment.

Exchange Control Notice

Due to exchange control limitations in China, you are restricted to a cashless sell-all method of exercise. No other forms of exercise are permitted, although BEA Systems reserves the right to make other forms of exercise available to you in the future if the exchange control rules change. In addition, you are required to repatriate the proceeds from the exercise and immediate sale of shares to China through a company managed foreign exchange account or under such other procedures as may be required by BEA Systems in accordance with local law.

You must comply with all exchange control laws in China. The law in this area changes frequently, and we recommend that you consult a personal legal advisor before exercising your amended option.

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SCHEDULE E

GUIDE TO TAX ISSUES IN SINGAPORE

The following is a general summary of the tax consequences of participating in the offer and (possibly) receiving a cash payment pursuant to the offer for individuals who are also subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis.

This summary also includes other country specific requirements that may affect your participation in the offer.

Because you are also subject to taxation in the United States, you will have additional or different tax consequences from those described below, as described in the offer. You are advised to seek appropriate professional advice as to how the tax or other laws in Singapore and in the United States apply to your specific situation.

Cash Payment

You will be subject to income tax and possibly to Central Provident Fund contributions on any cash payment received pursuant to this offer.

Amendment of Options

You will likely not be subject to tax at the time you accept this offer and your eligible options are amended. Please note, however, that this result is not completely certain.

Exercise of Amended Options

Generally, you will be subject to income tax when you exercise your amended option, but you will not be subject to Central Provident Fund contributions. You generally will be taxed on the difference (or spread) between the fair market value of the shares at exercise and the exercise price.

If your eligible options were granted on or after January 1, 2003, you will be subject to income tax on the spread at exercise if you were exercising employment in Singapore when the eligible options were granted to you, irrespective of where you are located when you exercise your amended option.

In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer (i.e., BEA Systems’ subsidiary in Singapore), and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised amended option as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the date of grant of the options, and (b) the exercise price. If you later exercise your amended option and the actual spread is lower than the deemed spread, you may apply to the Inland Revenue Authority of Singapore (“IRAS”) for a refund of the difference within six years of assessment after the “deemed exercise” rule is applied.

Your tax treatment may be different if the certain tax-qualified schemes apply. Please consult your personal tax advisor to determine whether any of the schemes apply and which portion, if any, of your amended option may qualify for favorable tax treatment.

Sale of Shares

When you subsequently sell any shares acquired under the amended option, you will not be subject to tax provided that you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise your amended option or receive any cash payment in connection with the offer. You are responsible for reporting and paying any tax resulting from the exercise of your amended option and the receipt of any cash payment. You must submit Form IR8A, which is prepared by your employer and states your salary information including the amount of the spread at exercise and any cash payment, when you file your annual tax return with the IRAS.

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Please note that if you are neither a Singapore citizen nor a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, different rules may apply to you and you are advised to consult your personal tax advisor.

Director Notification Requirements

If you are a director, associate director or shadow director of a BEA Systems subsidiary or other related company in Singapore, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary in writing when you receive or dispose of an interest in BEA Systems or any related company (including when you are granted your eligible options, exercise the amended option, acquire shares or sell shares acquired under the amended option). These notifications must be made within two business days of acquiring or disposing of any interest in BEA Systems or any related company. In addition, a notification must be made of any interest in BEA Systems or any related company within two business days of becoming a director.

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SCHEDULE F

SUMMARY FINANCIAL INFORMATION

BEA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2007 (Unaudited)	January 31, 2007	January 31, 2006 As Restated(1)
ASSETS
Current assets:
Cash and cash equivalents	$830,683	$867,294	$1,017,772
Restricted cash	1,266	1,413	2,373
Short-term investments	290,313	313,941	370,763
Accounts receivable, net	296,213	394,799	331,332
Deferred tax assets	118,543	56,767	28,396
Other current assets	49,855	46,126	52,093

Total current assets	1,586,873	1,680,340	1,802,729
Long-term investments	52,683	93,528	64,422
Property and equipment, net	188,724	144,471	343,389
Goodwill, net	233,213	233,998	138,235
Acquired intangible assets, net	48,599	67,959	78,502
Long-term restricted cash	2,371	2,372	2,644
Long-term deferred tax assets	112,255	166,027	28,987
Other long-term assets	10,185	10,147	9,335

Total assets	$2,234,903	$2,398,842	$2,468,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,597	$27,521	$22,984
Accrued liabilities	87,315	93,507	97,123
Restructuring obligations	3,168	3,089	3,531
Accrued payroll and related liabilities	82,594	105,797	92,039
Accrued income taxes	14,446	120,156	83,105
Deferred revenues	407,925	449,282	379,123
Deferred tax liabilities	4,788	4,788	—
Convertible subordinated notes	—	—	465,250
Current portion of notes payable and other obligations	565	1,302	218

Total current liabilities	626,398	805,442	1,143,373
Notes payable and other long-term obligations	16,720	228,790	1,283
Long-term income tax liabilities	132,551	—	227,388
Commitments and contingencies
Stockholders’ equity:
Common stock	456	456	444
Additional paid-in capital	1,926,244	1,902,657	1,667,577
Treasury stock, at cost	(478,249)	(478,249)	(478,249)
Retained earnings	(5,793)	(72,416)	(76,916)
Accumulated deficit	—	—	(19,785)
Accumulated other comprehensive income	16,576	12,162	3,128

Total stockholders’ equity	1,459,234	1,364,610	1,096,199

Total liabilities and stockholders’ equity	$2,234,903	$2,398,842	$2,468,243

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” of the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2007

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BEA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,		Fiscal Year Ended January 31,
	2007	2006	2007	2006	2007	2006 As Restated(1)
	(unaudited)		(unaudited)		(audited)
Revenues:
License fees	$123,120	$135,966	$237,767	$268,370	$573,470	$511,549
Services	241,495	203,649	472,693	394,481	828,879	688,296

Total revenues	364,615	339,615	710,460	662,851	1,402,349	1,199,845

Cost of revenues:
Cost of license fees	14,182	16,226	33,927	31,478	64,221	38,778
Cost of services	73,720	67,756	144,431	130,686	269,105	218,434

Total cost of revenues	87,902	83,982	178,358	162,164	333,326	257,212

Gross profit	276,713	255,633	532,102	500,687	1,069,023	942,633
Operating expenses:
Sales and marketing	128,109	127,127	256,994	248,077	524,970	437,769
Research and development	58,902	55,882	120,116	110,858	232,960	182,234
General and administrative	36,013	32,047	74,167	62,123	138,255	108,660
Restructuring charge	1,605	—	1,605	—	454	772
Acquisition-related in-process research and development	—	—	—	2,700	4,400	4,600
Impairment of land	—	—	—	—	201,615	—

Total operating expenses	224,629	215,056	452,882	423,758	1,102,654	734,035

Income (loss) from operations	52,084	40,577	79,220	76,929	(33,631)	208,598
Interest and other, net:
Interest expense	(2,103)	(5,974)	(5,269)	(11,998)	(22,623)	(32,072)
Net gain on retirement of convertible subordinated notes	—	—	—	—	818	667
Net gains on sale of minority interest in equity investments	222	—	1,132	10,972	11,074	—
Interest income and other, net	15,433	14,607	32,047	25,284	55,048	40,994

Total interest and other, net	13,552	8,633	27,910	24,258	44,317	9,589

Income before provision for income taxes	65,636	49,210	107,130	101,187	10,686	218,187
Provision for income taxes	18,584	15,194	30,640	32,077	6,186	75,017

Net income	47,052	34,016	76,490	69,110	4,500	143,170
Other comprehensive income:
Foreign currency translation adjustments	1,867	3,824	4,175	6,724	7,104	(10,960)
Unrealized gain (loss) on available-for-sale investments, net of income taxes	(58)	361	240	1,045	1,930	1,675

Comprehensive income	$48,861	$38,201	$80,905	$76,879	$13,534	$133,885

Net income per share:
Basic	$0.12	$0.09	$0.19	$0.18	$0.01	$0.37

Diluted	$0.11	$0.08	$0.18	$0.17	$0.01	$0.36

Number of shares used in per share calculations:
Basic	398,310	393,200	398,310	390,600	394,100	389,050

Diluted	414,430	408,480	413,520	405,830	410,120	397,390

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” of the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2007.

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